As filed with the Securities and Exchange Commission on November 22, 1999
                                                      Registration No. _________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                      ____________________________________

                                   FORM S-1
                            Registration Statement
                       Under the Securities Act of 1933
                      ____________________________________
                             EBASEONE CORPORATION
            (Exact name of Registrant as specified in its charter)

              Delaware                                    7379                              13-3911740
     (State or other jurisdiction                   (Primary Standard                    (I.R.S. Employer
         of incorporation or                    Industrial Classification             Identification Number)
            organization)                             Code Number)

          6060 Richmond Avenue, Houston, Texas 77057, (713) 975-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Charles W. Skamser
                             ebaseOne Corporation
                             6060 Richmond Avenue
                     Houston, Texas 77057, (713) 975-8700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copies to:
                            Thomas C. Pritchard or
                                Cavas S. Pavri
                           Brewer & Pritchard, P.C.
                            1111 Bagby, 24th Floor
                             Houston, Texas 77002
                             Phone (713) 209-2911
                           Facsimile (713) 209-2921
                            _____________________

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                   __________________________________________

                              CALCULATION OF REGISTRATION FEE
===========================================================================================
 Title Of Each Class of       Amount       Proposed          Proposed           Amount of
    Securities To Be           Being        Maximum           Maximum         Registration
       Registered           Registered  Offering Price       Aggregate            Fee
                                        Per Share/(1)/  Offering Price/(1)/
-------------------------------------------------------------------------------------------

Common Stock to be Resold... 4,556,609           $8.00          $36,452,872       $10,134
-------------------------------------------------------------------------------------------
TOTAL....................... 4,556,609           $8.00          $36,452,872       $10,134
===========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the closing price per share of $8.00 on November 19, 1999 as reported on the OTC Electronic Bulletin Board.

_________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to Completion,Dated November 22, 1999

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

                               _______________

                             ebaseOne Corporation

                  Resale of 4,556,609 shares of common stock

     This prospectus relates to the resale of 4,556,609 shares of our common stock by some of our current stockholders, which is not being underwritten. We will not receive any proceeds from the sale of these shares. The selling stockholders may offer and resell our common stock under this prospectus for their own account. Shares offered by the selling stockholders may be sold by ordinary brokerage transactions in which a broker solicits purchases or in face to face transactions between the selling stockholders and purchasers without a broker. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

     Each selling stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters. Therefore, the selling stockholders may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact. We have agreed to indemnify the selling stockholders regarding this liability.

     Our common stock trades on the OTC Electronic Bulletin Board under the symbol "EBAS." On November 19, 1999, the last reported bid price of our common stock was $8.00.

                           ___________________________

This investment involves a high risk.     Neither the SEC nor any state
You should purchase shares only if you    securities commission has approved or
can afford a complete loss. We urge you   disapproved of these securities, or
to read the "Risk Factors" section        determined if this prospectus is
beginning on page 4 along with the rest   truthful or complete. Any
of this prospectus before you make your   representation to the contrary is a
investment decision.                      criminal offense.

                          ___________________________

               The date of this prospectus is            , 1999

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Prospectus Summary....................................................................  1
Risk Factors..........................................................................  4
Use of Proceeds....................................................................... 13
Price Range of Common Stock........................................................... 14
Dividend Policy....................................................................... 14
Selected Financial Data............................................................... 15
Management Discussion and Analysis of Financial Condition and Results of Operations... 16
Business.............................................................................. 21
Management............................................................................ 29
Certain Transactions and Related Transactions......................................... 37
Principal Stockholders................................................................ 39
Description of Capital Stock.......................................................... 41
Shares Available for Future Sale...................................................... 44
Selling Stockholders.................................................................. 46
Plan of Distribution.................................................................. 48
Experts............................................................................... 49
Legal Matters......................................................................... 49
Where You Can Find More Information................................................... 49

                                PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 4 and the financial statements. Unless otherwise indicated, this prospectus assumes that no outstanding options or warrants are exercised and that no outstanding convertible debt is converted.

                              ebaseOne Corporation

     We are an application service provider, or ASP. We offer a complete ASP solution including state-of-the-art computer technology and facilities, system engineers, systems integration services, application experts, end-user training, best-practices consulting and 24 hour per day customer service, all focused on hosting software applications which are accessible via the Internet or private leased lines. We currently support two ASP offerings, OneServ(SM) for the small and medium sized business market and CorServ(SM) for independent software vendors and other third party software providers.

    In today's fast paced and competitive business environment, we believe it is essential for small and medium sized businesses to utilize leading packaged software solutions and Internet based technology to compete. However, these solutions are often too expensive for many small and medium sized businesses, as the total cost of ownership includes the up-front cost of hardware and software licenses, the initial cost of customization, installation and training, and the ongoing costs of hardware and software maintenance combined with the ongoing costs of the technical personnel.

     Through our OneServ(SM) offering, we provide an integrated and comprehensive solution of leading packaged software applications such as sales force automation, customer information management and financial management, hosted in a high quality data center with 24-hour application and network monitoring, requirements planning, installation, training and customer support, all for a flat monthly fee. Under our ASP model, we enable small and medium-sized businesses to lower the overall total cost of high-end software application ownership and afford a state-of-the-art information technology infrastructure with leading packaged software solutions without having to make a large up-front investment or maintain an expensive information technology staff.

     Through our CorServ(SM) offering, we provide state-of-the-art server technology, technical infrastructure and network connectivity for independent software vendors and systems integrators to host their applications and allow their customers to access them via our high-speed fiber optics network. We believe our CorServ(SM) offering will allow independent software vendors and systems integrators to reach a larger market without incurring the expenses of developing and maintaining state-of-the-art application delivery infrastructure.

     To house our solutions, we have co-located our initial Enterprise Application Center in Houston, Texas with Level 3 Communications. The Level 3 facility provides us with the latest in data center security, disaster prevention and recovery, and international fiber optics based Internet connectivity.

     In addition, we are building a global command center in Houston less than one mile from the Level 3 facility to house our 24-hour customer support operations, our certified system engineers, network and application experts, along with the latest real-time application and network monitoring and management software and equipment. Our global command center is designed to enable us to pursue a high level of guaranteed service and performance.

     Providing this high level of service requires partnerships with other technology companies that provide hardware, software and services essential to our offering. We have already formed or are forming alliances with some of the leading technology providers in the industry including Level 3, for telecommunications and data center facilitates, Cisco Systems as part of its Cisco Hosted Application Initiative, Sun Microsystems as part of its SunTone Partners Program for
ASPs, Marimba for application distribution over the Internet, remote desktop management and Internet document management technology, and Microsoft for its BackOffice products. In addition, we are forming partnerships with leading packaged software providers as part of our OneServ(SM) solution. We currently have a partnership with SalesLogix to provide sales force automation and customer information management and a partnership with Paperchaser.com to host their litigation-support portal. Discussions with other potential OneServ(SM) and CorServ(SM) partners are underway.

     We began offering our ASP services in November 1999. Prior to November 1999, our revenue had come from our software application value added reseller business provided by Prime Net, our subsidiary. For the fiscal year ended September 30, 1999, we had revenues of $653,809 and net losses of $2,188,185, which losses were primarily the result of our efforts to initiate our ASP services. As of November 1999, we had consolidated Prime Net's operations into our ongoing operations, and although we intend to continue to operate Prime Net's value added reseller business, our primary business operations will focus on our ASP services.

     As of November 17, 1999, we had signed three contracts to provide ASP services, and we expect to begin recognizing revenue from our ASP services in the future. Although we have a new ASP business model which requires our partners to share in the cost of offering our ASP solutions, we will need to invest in the hardware, software, and personnel needed to support the roll-out of our ASP solutions. This will require a substantial investment in the early years to build our client base, and as such we do not expect to generate net income for the foreseeable future.

     We maintain a web site at www.ebaseone.com. Information contained on our web site does not constitute part of this prospectus. Our principal executive offices are located at 6060 Richmond, Houston, Texas 77057, and our telephone number is (713) 975-8700. All references to "we," "our," or "us," refer to ebaseOne Corporation, a Delaware corporation and our subsidiaries.

     We have applied for federal registration of the marks "OneServ(SM)" and "CorServ(SM)," but we can provide no assurance that we will receive such marks. This prospectus also includes trademarks, service marks, and trade names of other companies.

                                 THE OFFERING

Common stock outstanding.............    37,556,161 shares.

Common stock to be offered by
our selling stockholders.............    4,556,609 shares. Includes 1,877,368
                                         shares underlying warrants or
                                         convertible debt.

Market for our common stock..........    Our common stock currently trades on
                                         the OTC Bulletin Board under the symbol
                                         EBAS. The market for our common stock
                                         is highly volatile. We can provide no
                                         assurance that there will be a market
                                         in the future for our common stock.


                            SUMMARY FINANCIAL DATA

     The following table sets forth certain historical and operating data of ebaseOne for each of the three fiscal years ended September 30, which is derived from our consolidated audited financial statements. This data is in the thousands of dollars, except for per share amounts.

                                                     Year Ended September 30,
                                                     ------------------------
                                                    1999       1998      1997
                                                    ----       ----      ----
Statement of Operations Data:

Revenues.............................              $   654    $   684   $    65
Gross Profit.........................                    8        246        37
General and Administrative Expenses..                2,149        700       253
Net Loss.............................               (2,188)      (472)     (225)
Loss Per Share - Basic and Diluted...              $  (.08)   $  (.03)  $  (.02)
Weighted Average Shares Outstanding
  Basic and Diluted..................               26,967     15,660    12,608

                                                        As of September 30,
                                                      -----------------------
                                                      1999     1998      1997
                                                      ----     ----      ----
Balance Sheet Data:

Working Capital (Deficit)                             (398)      66       (15)
Total Assets.........................                  701      371        97
Stockholders' Equity (Deficit).......                 (464)     121        14

Revenues for the year ended September 30, 1999 were derived from our non-ASP services.

                                 RISK FACTORS

We have a limited operating history for you to evaluate our company.

     We have a limited operating history for you to analyze or to aid you in making an informed judgement as to the merits of an investment in our securities. To date, substantially all of our revenue generating activities have been derived from Prime Net's business. Although we have begun to implement our ASP business strategy, we have to date conducted no revenue generating operations with respect to our current ASP business strategy. Accordingly we can provide no assurance that we will be able to generate revenue from our proposed operations, or if we do generate revenue, that we will be profitable. The financial information included in this prospectus describes the historical business of Prime Net. As such, the financial information will not help you to analyze our ongoing ASP business and should be viewed accordingly.

     Any investment in our securities should be considered a high-risk investment because you will be placing funds at risk in an unseasoned early-stage company with unforeseen costs, expenses, competition, and other problems to which early-stage ventures are often subject.

     As an early-stage company, you should consider our prospects in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things:

     . increase our client base and enter additional strategic relationships with software application providers and technology infrastructure providers;

     .  successfully execute our business and marketing strategy;

     .  continue to develop and upgrade our technology and infrastructure;

     .  respond to competitive developments; and

     . attract, retain, and motivate qualified personnel in an industry with a personnel shortage.

     We can provide no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business.

We have had losses since inception and we expect to continue to have losses for the foreseeable future.

     All of our financial disclosures refer to our subsidiary, Prime Net. Since inception, we have experienced operating losses for each quarterly and annual period. For the year ended September 30, 1999 we had:

     .  revenues of $653,809;

     .  general and administrative expenses of $2,149,269; and

     .    net losses of $2,188,185.

     We anticipate increased expenses as we continue to expand and improve our infrastructure, invest in additional applications, expand our sales and marketing efforts, and pursue additional industry relationships. As a result, we expect to incur operating losses for our fiscal year ending September 30, 2000, and thereafter. We cannot assure you that we will ever achieve profitability or, if we ever achieve profitability, that it will be sustainable.

We will need additional capital to execute our business strategy past August 2000, and do not have any commitments for capital at this time.

     We intend to invest heavily in marketing and promotion, technology and operating infrastructure, and aggressively seek additional software providers. As such, we believe that our success will depend in large part on our ability to:

     .    extend our brand position;

     .    ally ourselves with software providers; and

     .    achieve sufficient volume to realize economies of scale.

     In order to execute this strategy, we will require more capital than we currently have or have commitments to receive. As of September 30, 1999, we had:

     .    cash of $308,444;

     . negative working capital of $398,401, which working capital position is positive after the November 1999 $9 million financing; and

     .    an accumulated deficit of $2,886,383.

     In October and November 1999, we raised $9,445,921 through the sale of securities, of which $3 million will be funded on the effective date of this registration statement. We can provide no assurance that this registration statement will ever become effective, and if it does not we will adjust our expenditures accordingly. Assuming that this registration statement becomes effective, we estimate that we have sufficient cash to fund operations until August 2000, although such period may be shortened by factors beyond our control. These factors could include, among others, increased competition and higher costs associated with hiring necessary personnel. After August 2000, we will be required to seek additional capital in order to continue to fund our business operations. As we have no credit facilities currently available to us, we will need additional equity capital to fund our operations and finance our growth for the foreseeable future, and we may not be able to obtain it on terms acceptable to us, or at all. If additional funds are raised through the issuance of equity or convertible debt securities, such financing may be dilutive, the percentage ownership of our stockholders will be reduced, and such newly issued securities may have rights, preferences, and privileges senior to those of our common stock. The failure to obtain additional capital may result in our ceasing to conduct business, curtailing operations, or otherwise bringing cash flows into balance.

Our financial statements include an explanatory paragraph about our ability to continue as a going concern.

     The operating losses incurred since our inception raise substantial doubt about our ability to meet future expected expenditures necessary to fully develop our business strategy and to continue as a going concern. Our independent auditors have issued an explanatory paragraph in their opinion with respect to our financial statements for the year ended September 30, 1999, regarding the uncertainty concerning our ability to continue as a going concern. While we believe we will be able to raise sufficient capital to pursue our business strategy, as evidenced by the November 1999 $9 million financing, our failure to do so could result in our ceasing to do business.

We only have a few ASP customers.

     We began our ASP operations in November 1999, and as of November 17, 1999, we had signed a total of three contracts with customers to provide ASP services. As we have just begun to market our ASP services, we believe that we will increase our customer base in the future. However, the ASP market is extremely competitive and we can provide no assurance that we will be able increase our customer base at a sufficient rate.

Due to our limited operating history, our future revenues may be unpredictable, which may adversely effect the price of our common stock.

     As a result of our limited operating history, we may be unable to accurately forecast revenues. Sales and operating results generally depend on the volume and timing of the services we contract to provide, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would have an immediate adverse effect on our business.

As a technology company we may experience fluctuations in our operating results that may effect the price of our common stock.

     We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our operating results include:

     .    the timing and demand by our clients of our ASP services;

     . our ability to enter into ASP agreements with numerous software providers and to maintain our relations with those software providers;

     . the timing and the announcement or introduction of new services and products by us and our competitors;

     .    our ability to enter into or renew service engagements with clients;

     .    changes in our pricing structures or those of our competitors;

     .    technical difficulties or system downtime;

     . non-cash compensation expenses resulting from our issuance of common stock, at below market prices; and

     . general economic conditions and economic conditions specific to our industry.

We may not be able to deliver our services if third parties do not provide us with key components of our infrastructure.

     We will depend on other companies to supply key components of the telecommunications and computer equipment, telecommunication services, and software, which we will use to provide ASP services. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business. Morever, a disruption in telecommunications capacity, which is provided by third parties, could prevent us from maintaining the standard of service that we commit to with our clients, which may cause us to credit clients' accounts, thereby reducing revenues.

Our ability to provide ASP services depends on strategic relationships with software vendors that we may not be able to maintain or obtain.

     Our ability to provide cost efficient and reliable ASP services to our clients is key to our business strategy. We will derive revenues from projects in which we customize, implement, or host software applications developed by a variety of software vendors. We are entering into software licensing agreements with these software vendors. All the agreements may be terminated upon a breach of the agreement, subject to cure. We cannot be sure that any of our agreements with software vendors will be renewed in the future. If any of these agreements are terminated, not renewed, or we otherwise cannot continue to use the software, we may have to discontinue services or products or delay or reduce their introduction unless we can find, license, and package comparable technology. In addition, we can provide no assurance that if we were able to obtain similar software products, that the terms of such licensing agreement would be favorable, or that our clients would accept comparable software products as substitutes.

     Furthermore, upon the expiration of any software licensing agreement, the software providers may choose to compete against us by providing ASP-type services. Our success is dependent upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or, if our vendors choose to compete with us or the popularity of their products declines, our business may suffer.

     In addition, we will need to enter into additional software licensing agreements in the future as we add software applications from other software vendors. As new software applications are released, if we are unable to enter into agreements with these software vendors, we may be unable to compete in the ASP market.

We have a new management team and we depend on key personnel in an industry that has a shortage of qualified personnel.

     Our success is substantially dependent on the continued service and performance of our senior management and other key personnel. The majority of our senior management and technical staff joined ebaseOne in 1999, have not worked together previously, and are just being integrated as a management team. As a result, our senior and technical managers may not work effectively as a team. In addition, due to the competitive nature of our industry, we may not be able to retain all of our senior managers.

     Our performance also depends on our ability to retain and motivate other key employees. The loss of the services of any of our key management personnel could have a material adverse effect on our business. We do not maintain "key man" life insurance policies for any key personnel. Our future success also depends on our ability to attract, hire, and retain other highly skilled personnel. Competition for such personnel in our industry is intense, and we can provide no assurance that we will be able to successfully attract, assimilate, or retain sufficiently qualified personnel.

We face security risks in connection with our ability to protect our hardware from damage, either physically or through computer viruses, and with our ability to protect our customers confidential information.

     Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. All of our computer and communications hardware is currently located at a leased facility in Houston, Texas. Although we have co-located our data center with Level 3 Communications in a state-of-the-art facility which we believe minimizes our physical vulnerability to damage or interruption from fire, flood, long-term power loss, telecommunications failure, break-ins, and similar events, such risks exist. We are presently formulating our disaster recovery plan which we expect to have in place during the second quarter of our current fiscal year. While we currently do not carry any business interruption insurance to compensate for losses that may occur, we intend to obtain such insurance in the future in appropriate amounts.

     Although we utilize state-of-the-art security prevention measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to delays, loss of data, or interruptions in service which could adversely effect our business. We maintain substantial protections to prevent breaches to our computer systems and have security systems and guards on duty at the physical location where the systems are located.

     Finally, a significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. We rely on technology to provide the security to secure the transmission of confidential information. However, we can provide no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used to protect customer data. If any compromise of our security were to occur, our reputation and business would suffer. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations or the operations of our customers. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches.

Our failure to meet client expectations or deliver error-free services could result in losses and substantial liability.

     The application hosting services we provide our clients are critical to their businesses. Any defects or errors in our services or any failure to meet clients' expectations could result in:

     .    delayed or lost revenues due to adverse client reaction;

     .    requirements to provide additional services to a client at no charge;

     . limited credits of monthly application hosting fees for failure to meet service level obligations; and

     . claims for substantial damages against us, regardless of our responsibility for such failure, which may not be limited by the contractual terms of our engagement.

     In addition, we currently do not have any business liability insurance to compensate for any losses or claims that may arise from our business operations.

We must manage our growth in operations efficiently to avoid straining our resources.

     We expect to expand our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion may place a significant strain on our resources. We expect to hire new employees including a number of key managerial, technical, and operations personnel in the near future. In order to successfully manage growth of our operations, we may be required to:

     .    expand our network of data centers and increase infrastructure;

     . improve existing and implement new operational and financial systems, procedures, and controls; and

     . maintain and expand our relationships with software providers, infrastructure providers, and other third parties necessary to our business.

     There will also be additional demands on our customer service support, sales, marketing, and administrative resources as we increase our service offerings. If we are unable to manage growth effectively, our business will suffer due to our failure to retain or obtain customers.

We are depending on the growth in demand for application hosting services, a new and evolving industry.

     Our ability to increase revenues and achieve profitability depends on the growth in demand for and the acceptance of application hosting services by small and medium-sized businesses. The market for these services has only begun to develop and is evolving rapidly. We believe that many potential clients are not currently aware of the advantages of outsourcing information technology services. However, it is possible that these solutions may never achieve market acceptance. If the market for our services does not grow or grows less rapidly than we currently anticipate, our revenues will suffer.

If we are unable to develop brand awareness, we may not be able to increase revenues as expected.

     One element of our business strategy is to develop brand awareness of the ebaseOne name among the small and medium-sized business market. To promote brand awareness, we plan to increase marketing expenditures which will decrease our operating margins. If the marketing expenditures are unsuccessful at increasing our brand awareness, we will likely not experience an increase in revenues and may incur substantial losses as an effect.

We are a new entrant in a highly competitive market and any failure to compete in this market successfully will limit our ability to retain or increase our market share.

     The market for application hosting services is new, rapidly evolving, and highly competitive, and we expect this trend to continue and intensify in the future. Any failure to enhance our competitive position, both regionally and nationally, will limit our ability to increase our market share. Most of our competitors are substantially larger than us, serve larger markets, and have much greater financial and personnel resources. Furthermore, many of our competitors have well established and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements.

     To increase our competitive position, we must enhance and improve the responsiveness, functionality, and features of our services. Our success will depend, in part, on our ability to:

     .    enter additional strategic partnerships with software providers;

     . develop additional special services and resources around software applications; and

     . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of our services entails significant technical and business risks. We can give no assurance that we will successfully use new technologies effectively or adapt our services to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business would be materially adversely affected.

We may lose money on performance based contracts.

     We derive the majority of our revenues from contracts where we provide services and support to clients with the expectation of a specified measured level and quality of service. If we misjudge the time or the constraints in which we are to provide services or are otherwise unable to maintain the agreed upon performance levels, we must credit a portion of our application hosting fees, which may cause us to incur losses in connection with that client.

We may be unable to enforce or defend the ownership and use of our proprietary rights.

     If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, or other proprietary information, our business could be seriously
harmed.   We can give no assurance that the steps we have taken to protect our proprietary interests will be adequate or that third parties will not infringe or misappropriate our proprietary interests. Moreover, we can give no assurance that other parties will not assert infringement claims against us. We plan to protect our proprietary rights through confidentiality agreements with employees, consultants, advisors, and others. We can give no assurance that:

     . such agreements will provide adequate protection for our proprietary rights if there is any unauthorized use or disclosure;

     . our employees, consultants, advisors, or others will maintain the confidentiality of such proprietary information; or

     . such proprietary information will not otherwise become known, or be independently developed by competitors.

     Furthermore, any infringement claims asserted against us could subject us to significant liability for damages and could result in invalidation of our proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend. They also could require us to enter into costly royalty or licensing agreements.

Our business is dependent on the maintenance and development of the Internet infrastructure, which we do not control.

     Our success will depend, in large part, upon the maintenance of the Internet infrastructure, as a reliable network backbone with the necessary speed, data capacity, and security. To the extent that the Internet continues to experience increased numbers of users and increased requirements of users, we can provide no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect our ability to provide services. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity.

As a technology company we face greater Year 2000 implications, which may hurt our business.

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the Year 2000 requirements. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues within our systems or services. However, although we believe that our systems are Year 2000 compliant, we utilize third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 could require us to incur unanticipated expenses to remedy any problems, which could hurt our business.

We have reserved a significant number of shares of our common stock for issuance upon the exercise of warrants and options, and upon the conversion of a convertible note. The issuance of these shares will have a dilutive effect on our common stock and may effect our stock price.

     As of November 22, 1999, we have reserved 25,248,314 shares of common stock for issuance on the exercise of outstanding warrants, options issued outside of our stock option plan, and on the conversion of a convertible note. The warrants and options have exercise prices ranging from $0.125 to $5.18 per share and expire between November 2000 and August 2006. In addition, as of November 16, 1999, we have reserved 5,000,000 shares of common stock for issuance under our stock option plan of which we have issued options to purchase 631,300 shares at exercise prices ranging from $0.25 to $2.75 per share, which expire between April 2009 and November 2009. In addition to the above warrants, as part of our November 1999 financing in which we raised $9 million, we issued to each investor a two-year adjustable warrant that vests and becomes exercisable on and after February 15, 2000 in the event that our common stock is trading below $5.31 per share. The purchase price is $.001 per share and the number of shares underlying the adjustable warrants is based on the market price of our common stock on and prior to the date such adjustable warrants vest, and therefore, can not be determined at this time. Furthermore, we may cancel the adjustable warrants as to any future vesting if our stock price is at least $8.64 per share for 20 consecutive trading days following the effective date of this registration statement. These adjustable warrants were one of three warrants issued to each investor in the $9 million financing, all of which have registration rights. The other two warrants are included above, and the shares underlying the other two warrants are included in this registration statement. We have included 23,810 shares underlying the adjustable warrants in this registration statement. This amount is our good faith estimate of the number of shares that we believe will need to be issued under the adjustable warrants at this time. We can provide no assurance that more shares will need to be issued, and if we are required to issue additional shares we will be required to file an additional registration statement for those shares, a process which is costly and time consuming. For a more detailed description of the adjustable warrants, please see the "Description of Capital Stock -- Warrants" section. The issuance of shares upon the exercise or conversion of the above securities will have a dilutive effect on our common stock, which may adversely effect the price of our common stock.

Seventy-five percent of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

     As of November 22, 1999, we have 37,556,161 shares of common stock issued and outstanding. Of these shares, we are registering 2,679,242 shares of outstanding common stock for resale under this registration statement, and accordingly, upon the effective date of this registration statement these shares will be freely tradeable without restriction. In addition, by May 2000, substantially all of our remaining shares of common stock will be freely tradeable subject to Rule 144, which regulates the sale of restricted securities. However, 15,741,958 of these shares are subject to a lock-up agreement expiring in November 2000, after which they will become freely tradeable subject to Rule 144. As the restrictions on resale end and these shares are sold into the market, the price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

Our directors are authorized to issue blank check preferred stock that could delay or prevent an acquisition and could adversely affect the price of our common stock.

     Provisions of our articles of incorporation may defer or prevent an acquisition or change of control or otherwise adversely affect the price of our common stock. Our articles of incorporation permit our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of our common stock.

Our stock price has experienced extreme volatility.

     The market for our securities is highly volatile. The closing price of our common stock has fluctuated between $0.39 and $17.50 per share since June 11, 1999, the date our common stock began trading on the OTC Bulletin Board as ebaseOne Corporation under the symbol "EBAS." It is likely that the price of our common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

     .    responses to quarter-to-quarter variations in operating results;

     .    announcements of new services by us or our competitors;

     .    general conditions in our markets and our industry; and

     .    changes in earnings estimates by analysts.

Any return on your investment in our common stock will depend on your ability to sell our common stock at a profit and will likely not be from the receipt of dividends.

     Some investors favor companies that pay dividends. We have never declared or paid any dividends. In addition. we anticipate that we will not declare dividends at any time in the foreseeable future. Instead, we will retain any earnings for use in our business. As a result, your return on an investment in our stock will likely depend on your ability to sell our stock at a profit.

We could be de-listed from the OTC Electronic Bulletin Board.

     We could be de-listed from the OTC Electronic Bulletin Board if we do not become a "reporting" company by February 24, 2000. On January 4, 1999, the SEC approved amendments to the National Association of Securities Dealer's Rules 6530 and 6540 to limit quotations on the OTC Electronic Bulletin Board to the securities of companies that report their current financial information to the SEC. The rules allow for a phase-in period for compliance with the new rules, and according to the phase-in period we have until February 24, 2000 to comply. In order to comply we will have to file a registration statement with the SEC and have the SEC declare the registration statement to be effective prior to our February 24, 2000 deadline. This prospectus is part of the registration statement that has been filed with the SEC. If the SEC does not declare our registration statement effective prior to our February 24, 2000 deadline, our common stock will no longer trade on the OTC Electronic Bulletin Board, and will begin trading on the "pink sheets." As such, your ability to sell our common stock could be severely limited, if any market for our common stock remains at all.

Penny stock regulations may decrease your ability to sell our common stock by reducing the amount of trading volume that occurs in our common stock.

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our common stock may be subject to the penny stock rules, and accordingly, investors purchasing shares under this prospectus may find it difficult to sell their shares in the future, if at all.

     You should carefully consider the above risk factors and warnings before making an investment decision. The risks described above are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are not material may also have an adverse effect on our business operations. If any of those risks or any of the risks described above actually occur, our business could be adversely affected. In that case, the price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus.

         A NOTE REGARDING FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

     Some of the statements contained in this prospectus, in particular the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" sections, discuss future expectations, contain projections of results of operation or financial condition, or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include:

     . the success or failure of our efforts to execute our business strategy;

     . our ability to raise sufficient capital to meet operating requirements;

     .    the uncertainty of demand for our ASP services;

     .    our ability to protect our intellectual property rights;

     .    our ability to compete with major established companies;

     .    the effect of changing economic conditions;

     .    our ability to attract and retain quality employees; and

     .    other risks which may be described in future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered under this prospectus. We may receive the proceeds from the exercise of the warrants, the resale of the underlying common stock of which is being registered. We intend to utilize any proceeds for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

     Since June 21, 1999, our common stock has traded on the OTC Electronic Bulletin Board under the symbol EBAS. Prior to that time, our stock traded under the symbol NRSK. The market for our common stock is highly volatile. As of November 12, 1999, there were approximately 306 holders of record of our common stock. On November 19, 1999, the closing price of our common stock was $8.00 per share.

     The following table provides the range of high and low bid information of our common stock for the last two fiscal years as reflected by the OTC Electronic Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

     ----------------------------------------------------------------------------------
     Fiscal 1999                                           High                   Low
     -----------                                           ----                   ---
            1/st/ Quarter                                $  0.125              $  0.125

            2/nd/ Quarter                                $   0.50              $  0.125

            3/rd/ Quarter                                $ 1.1875              $ 0.5313

            4/th/ Quarter                                $ 3.9688              $   0.39

     Fiscal 1998                                           High                   Low
     -----------                                           ----                   ---

            1/st/ Quarter                                $   4.00              $   2.00

            2/nd/ Quarter                                $   3.25              $   2.25

            3/rd/ Quarter                                $   4.00              $   1.00

            4/th/ Quarter                                $ 0.4375              $   0.25
     ----------------------------------------------------------------------------------

                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock to date. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. Such policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain historical consolidated financial and operating data of ebaseOne for each of the three fiscal years ended September 30, 1999, which was derived from our consolidated audited financial statements, and for each of the two fiscal years ended September 30, 1996, which was derived from unaudited financial statements of ebaseOne. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for such years. This data should be read in conjunction with ebaseOne's Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in this prospectus. These historical results are not necessarily indicative of results to be expected for any future period.


                                                                      Years Ended September 30
                                                                      ------------------------

                                                   1999            1998           1997          1996         1995
                                                   ----            ----           ----          ----         ----
                                                               (In thousands, except per share amounts)
Statement of Operations Data:

Revenues.....................................     $   654        $   684        $    65       $   133      $   146
Gross Profit.................................           8            246             37           133          146
General and Administrative
 Expenses....................................       2,149            700            253           129          138
Net Income (Loss)............................      (2,188)          (472)          (225)            4          (16)
Loss Per Share-Basic and Diluted.............     $  (.08)       $  (.03)       $  (.02)
Weighted Average Shares
 Outstanding -- Basic and Diluted............      26,967         15,660         12,608         1,039          701

Balance Sheet Data:

Working Capital (Deficit)....................     $  (398)       $    66        $   (15)      $   103      $     4
Total Assets.................................         701            371             97           189           81
Stockholders' Equity (Deficit)...............        (464)           121             14           121           28

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements.

General

     We are an ASP, offering an integrated solution that provides clients the ability to use leading business software applications through our Internet-based network. Since June 1999, we have devoted substantially all of our efforts to:

     .    developing our network infrastructure;

     .    recruiting and training personnel;

     . establishing strategic business partnerships with application software providers; and

     .    raising capital.

     As of September 30, 1999, we had not begun to provide ASP services. We began providing ASP services in November 1999 and as of November 17, 1999 had entered into three contracts to provide ASP services. We have incurred a cumulative net loss since inception and expect to incur additional losses in the current fiscal year and thereafter, due primarily to additional early-stage costs related to implementation of our services and the continued expansion and enhancement of our network. As of September 30, 1999, we had an accumulated deficit of approximately $2,886,383. The operating losses incurred since our inception raise substantial doubt about our ability to meet future expected expenditures necessary to fully develop our business strategy and to continue as a going concern. Our independent auditors have issued an explanatory paragraph in their opinion with respect to our financial statements for the year ended September 30, 1999 regarding the uncertainty concerning our ability to continue as a going concern. Our plan to address this uncertainty is discussed in the "Plan of operations for fiscal year 2000" section below.

     We currently have two non-operating subsidiaries: Synoptech Solutions Group, Inc., a Nevada corporation and Prime Net Corporation, a Texas corporation. In May 1999, we acquired substantially all of the outstanding capital stock of Synoptech Solutions in a transaction commonly referred to as a "reverse merger." In August 1998, Synoptech Solutions acquired substantially all of the outstanding capital stock of Prime Net in a reverse merger. Prime Net specialized in providing computer based solutions for small and medium-sized businesses as a software application value added reseller. As Synoptech Solutions has no business operations, we acquired it in order to obtain many of Prime Net's sales and technical personnel, which we believed would aid us in establishing our ASP services. In November 1999, we completed the consolidation of Prime Net's business operations into ebaseOne. Although we have continued Prime Net's former business operations, we do not intend the operations to be a material portion of our ongoing operations. As we only began conducting our ASP operations in November 1999, Prime Net's former business operations have accounted for substantially all of our revenues. We intend to merge Synoptech Solutions and Prime Net into ebaseOne in the future as they currently conduct no substantial operations.

     We currently have no exposure to foreign currency exchange rate fluctuations, as we currently have no foreign operations. If we initiate future foreign operations, we will seek to minimize our exposure to foreign currency exchange rate fluctuations by requesting that our customers purchase our products in United States dollars or by entering into transactions to attempt to hedge some of the risks of foreign currency exchange rate fluctuations.

Significant accounting policies

     Revenue. We expect that future revenue will be generated primarily from the delivery of our OneServ(SM) and CorServ(SM) solutions, and to a lesser extent from our operations related to Prime Net's former operations. Revenue from ASP services will consist of monthly recurring fees from ongoing delivery of our solutions and will be recognized ratably as earned over the contract term.

     Costs and Expenses and Capitalized Software License Costs. We will incur up-front costs related to the delivery of our ASP services. The costs to operate our network and data centers will be recognized as period costs. Costs related to the acquisition of hardware will be capitalized and depreciated over the estimated useful life of the hardware. Costs related to the acquisition of software licenses will be capitalized and amortized over either the shorter of the useful life of the license or the term of the license agreement, or the term of the individual client contract, depending on the nature of the software license agreement. Amortization will be based on current and future revenue from each product, but will not be less than that computed on a straight-line basis over the remaining useful life. Direct costs related to the integration of software applications for a client on our network will be capitalized and amortized over the related contract period.

     Concentration of Credit Risk. Financial instruments which potentially expose us to concentrations of credit risk consist primarily of accounts receivable. We do not believe a significant credit risk exists at September 30, 1999. We maintain deposits in banks which exceed, at times, the federal deposit insurance available. We periodically assess the financial condition of the institutions and believe that any possible deposit loss is minimal.

Results of operations

     The results of operations for the years ended September 1997, 1998, and 1999 are based on the former business operations of Prime Net, and do not reflect our new ASP business operations. In view of the rapidly changing nature of our business, our recent entrance into the ASP market, and our limited operating history, we believe that period to period comparisons of our revenue and operating results are not necessarily meaningful and should not be relied upon as indications of our future performance.

Year Ended September 30, 1999 Compared to the Year Ended September 30, 1998

     Revenues. For the year ended September 30, 1999, revenues decreased to $653,809 from $684,019 during the year ended September 30, 1998. The decrease of 4% was attributable to repositioning our business to focus on the ASP market.

     Cost of Sales. For the year ended September 30, 1999, cost of sales increased to $645,431 from $438,503 during the year ended September 30, 1998. The increase of 47% was primarily attributable to the hiring of personnel that devoted a portion of their time to developing our ASP business and not to revenue generating activities.

     General and Administrative Expenses. For the year ended September 30, 1999, general administrative expenses increased to $2,149,269 from $700,192 during the year ended September 30, 1998. The increase of 207% was partially attributable to $145,407 of non-cash compensation expense to employees and service providers during the year ended September 30, 1999 and was due to an increase in personnel to facilitate the development of our ASP business.

     Net Loss. For the year ended September 30, 1999, our net loss increased to $2,188,185 from $471,844 during the year ended September 30, 1998. The increase of 364% was attributable to the increase in general and administrative expenses and the increase in the cost of sales discussed above.

     Our operating activities used net cash of $1,181,208 in fiscal 1999 and $432,051 in fiscal 1998. Net cash used by operating activities in fiscal 1999 and fiscal 1998 was primarily attributable to net operating losses for both years, offset in fiscal 1999 by issuing our securities for services rendered, and increasing our accounts payable and accrued liabilities.

     Our investing activities used net cash of $224,126 in fiscal 1999 and $57,438 in fiscal 1998. Our investing activities consisted primarily of purchases of furniture and equipment.

     Our financing activities provided cash of $1,561,496 in fiscal 1999 and $611,442 in fiscal 1998. In fiscal 1999, financing activities consisted primarily of the sale of common stock, the issuance of common stock in connection with our reorganization, and advances on notes payable, which was partially offset by the repayment of notes payable. In fiscal 1998, financing activities consisted primarily of the exercise of warrants, the issuance of common stock in connection with our predecessor's reorganization, and advances on notes payable, which was partially offset by the repayment of notes payable.

Year Ended September 30, 1998 Compared to the Year Ended September 30, 1997

     Revenues. For the year ended September 30, 1998, revenues increased to $684,019 from $64,937 during the year ended September 30, 1997. The increase of 953% was attributable to an increase in contracts related to our software value added reseller business.

     Cost of Sales. For the year ended September 30, 1998, cost of sales increased to $438,503 from $28,203 during the year ended September 30, 1997. The increase of 1455% was attributable to an increase in our expenses resulting from our increased operations.

     General and Administrative Expenses. For the year ended September 30, 1998, general administrative expenses increased to $700,192 from $253,216 during the year ended September 30, 1997. The increase of 177% was attributable to the hiring of increased personnel to service the increased business for the period.

     Net Loss. For the year ended September 30, 1998, our net loss increased to $471,844 from $224,652 during the year ended September 30, 1997. The increase of 110% was primarily attributable to the increase in general and administrative expenses, which was not offset by increased revenues for the period.

Plan of operations for fiscal year 2000

     As of September 30, 1999, we had cash and cash equivalents in the amount of $308,444. In October and November 1999, we sold 500,168 shares of common stock or common stock equivalents for aggregate gross proceeds of $445,921. In addition, in November 1999 we sold 2,083,333 shares of common stock for $9 million to a few investors. Of this $9 million investment, we received $6 million on November 15, 1999, and we are to receive $3 million on the effective date of this registration statement. We intend to use the above proceeds to further our business plan. Specifically, our business plan requires:

     .    hiring additional executive, marketing, and technical personnel;

     .    launching an extensive marketing campaign;

     . building our global command center to provide customer support, application management, and network monitoring; and

     . other general corporate expenditures incurred in implementing our business plan.

At this time, it is difficult to estimate how we will allocate our funds. The allocation will be based on a variety of business factors that we can not predict with certainty at this time, including, among other, the rate we obtain new customers and the rate we hire new employees. At this time, we also can not predict with certainty what our monthly operating expenditure will be. These factors notwithstanding, assuming that this registration statement becomes effective, we estimate that the proceeds from the sale of securities in October and November 1999, will provide sufficient liquidity until August 2000, although such period may be shortened by factors beyond our control. These factors could include, among others, increased competition and higher costs associated with hiring necessary personnel. After August 2000, we will be required to seek additional capital in order to continue to fund our business operations, as further discussed in the "Liquidity and capital resources" sub-section described below.

Liquidity and capital resources

     Assuming this registration statement becomes effective, and we receive the $3 million portion of the above financing, we should have sufficient funds to last until August 2000. We do not have any significant credit facilities available with financial institutions or other third parties and, accordingly, until we can generate cash flow from operations, we will be dependent upon external sources of best-efforts financing. We do not expect to receive cash flow from operations during the current fiscal year and we cannot estimate when we will receive cash flow from operations, if at all. Accordingly, for the foreseeable future, we will likely be dependent upon best efforts equity and/or debt financing, of which we have no firm commitments or arrangements, and on the exercise of outstanding warrants. In connection with this $9 million financing, we issued warrants to purchase 833,332 shares of common stock at an exercise price of $5.18 per share. Of these warrants, we are able to redeem warrants to purchase 624,998 shares if the closing price of our common stock is at least $10.36 per share for 20 consecutive trading days. If we choose to redeem the warrants, the warrant holders have the ability to exercise the warrants prior to redemption. We intend to redeem the warrants in full, as soon as we are able to, and if the warrant holders choose to exercise the warrants subject to redemption, we will receive $3,237,490 on exercise. We can provide no assurance that we will be successful in any future financing effort to obtain the necessary working capital to support our operations. In the event that we are unable to obtain necessary financing from external sources, on or before August 2000, we may need to curtail operations, sell assets, or otherwise bring cash flows in balance.

          As of September 30, 1999, we had long-term notes payable consisting of:

     . various notes payable totaling $292,107 to financial institutions due through October 2004 in monthly installments ranging from $239 to $1,147 at interest rates ranging from 7.95% to 21.03%;

     . a note payable of $23,107 to a stockholder due in October 2002 in monthly installments of $723 at an interest rate of 9.5%; and

     . a note payable of $99,000 to an individual with principal and interest due in October 2000 at an interest rate of 10%, which is convertible into 105,319 shares of our common stock at the option of the holder.

Of the above notes payable, an aggregate of approximately $54,567 is due during fiscal 2000. In addition, during fiscal 2000 we have capital lease commitments on equipment totaling $29,982 and lease commitments on office space of $150,305. As of September 30, 1999, we also had $110,000 of past due short-term debt. While we believe our current cash position will be sufficient to fund our obligations through August 2000, such period may be shortened based upon factors outside of our control.

                              IMPACT OF YEAR 2000

     The year 2000 poses issues for business and consumer computing, particularly the functionality of software for two-digit storage of dates and special meanings for dates such as 9/9/99. The year 2000 is also a leap year, which may also lead to incorrect calculations, functions, or system failure. The problem exists for many kinds of software, including software for mainframes, PCs, and embedded systems.

     In assessing the effect of the Year 2000 problem, we determined that there existed three general areas that needed to be evaluated:

     .    Software applications hosted for customers;

     .    Internal infrastructure; and

     .    Supplier/third-party relationships.

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

     A discussion of the various activities related to assessment and actions resulting from those evaluations is set forth below.

     Software applications hosted for customers.

     We do not intend to host any software applications that are not deemed to be Year 2000 compliant by their manufacturers. However, the software applications that we host will be run on computer systems that are not completely under our control. If the computer systems that view or utilize our hosted applications are not Year 2000 compliant the application may not function properly. As such, the variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware may lead to lawsuits. The outcomes of any such lawsuits and the impact on us are not estimable at this time.

     Internal infrastructure.

     Since the inception of our ASP business, we have required that all internal technology be Year 2000 complaint prior to purchase. The costs related to these efforts have not been and are not expected to be material to our business.

     Suppliers/third-party relationships.

     We rely on outside vendors for water, electrical, and telecommunications services as well as climate control, and other infrastructure services. We do not intend to independently evaluate the Year 2000 compliance of the systems utilized to supply these services. We have received no assurance of compliance from the providers of these services. We can provide no assurance that these suppliers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to our business. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business.

     Contingency plans.

     Based on the above actions, we have not currently developed a formal contingency plan to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. However, if we deem it necessary, we may take the following actions:

     .    Short to medium-term use of backup equipment and software;

     .    Increased work hours for our personnel; and

     .    Other similar approaches.

     If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business.

     Based on the actions taken to date as discussed above, we are reasonably certain that we have or will identify and resolve all Year 2000 problems that could hurt our business.

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

                                   BUSINESS

Overview of Our Business

     ebaseOne is an application service provider, or ASP, concentrating on the market for small and medium-sized businesses. We provide an integrated and comprehensive solution of leading packaged software applications hosted in a high quality data center with 24-hour monitoring and customer service for a flat monthly fee. Under our ASP model, we enable small and medium-sized businesses to lower the overall cost of high-end software application ownership and afford a state-of-the-art information technology infrastructure with leading packaged software solutions without having to make a large up-front investment or maintain an expensive information technology staff. Our solution includes:

     .    hosting software applications in a state-of-the-art data center;

     .    software application installation and customization;

     .    end-user training and best practices consulting;

     .    software and hardware upgrades;

     .    worldwide access to a state-of-the-art fiber optics network;

     .    leading edge security and 24-hour operation; and

     .    application monitoring and customer service.

     Our initial data center, called the Enterprise Application Center or EAC, co-located with Level 3 Communications, LLP, became operational in September 1999. Construction of our command center, which will monitor the EAC and house customer service support personnel is expected to be completed by January 2000.

Business Strategy

     Our business strategy is based on our belief that many of the leading software packages remain too complex and too costly to be effective solutions for small to medium-sized companies. While many software providers offer products that are targeted for such markets, implementation of these packages generally still requires technologically skilled personnel and frequently takes a long period of time. In addition, the infrastructure required to support these packages is also beyond the capabilities of many small to medium-sized businesses. Faced with these costs and time frames, many companies have decided to forgo the capabilities of leading software packages in favor of less functional products. We believe that a lower cost, more easily implemented approach would allow these businesses to capitalize on the functionality of leading software packages and better position these businesses against larger competitors. We are initially concentrating on the high-end of the small to medium-sized business market. Over time, we intend to migrate into the lower tier of the large business market and divisions of very large corporations.

     We estimate that as much as 80% of the total cost of ownership of a packaged software application is the cost associated with human capital. We believe that recruiting, training, managing, and retaining the technical human resources necessary to effectively manage these applications has become a real problem. A 1998 study by the Information Technology Association of America estimated there were over 340,000 open information technology positions nationwide. We believe this shortage in professionals has resulted in the inability of small and medium-sized businesses to compete with larger corporations for personnel.

     We offer a high level of service to the small to medium-sized business
market through the use of our OneServ(SM) service.   We believe the quality of
training and support that we offer differentiates us from other ASPs. As part of our customer service, we offer a service level agreement, which we initially believe will be one of the most comprehensive and flexible service level agreements in the ASP market. These agreements are important to the customer because they carry assurances of our ability to perform. Credits are issued to the customer if their application is unavailable for a period of time, or if application response time rises above a predetermined level for too long. We have capped the total number of credits that may be given in any particular period to a customer. Our agreements also guarantee a process for escalating trouble reports, reaching an executive officer within 48 hours for critical problems. This gives the customer the assurance that any problems will be given a high level of attention.

     We provide software applications and services for a flat monthly fee, generally without customers having to pay any amount in advance. In addition to hosting applications, we provide installation, application tailoring, training, customer support, maintenance, upgrades, and consulting. Our applications will initially include sales force automation, customer relationship management, electronic commerce, financial management, and human resources, although as of the date of this prospectus we had not entered into agreements with providers for all of these applications. Our goal is for these applications to be supplemented by relationships with software publishers offering applications for other markets not competing with our core software offerings, including vertical markets. We believe these relationships will provide us with added differentiation within the ASP market.

     Our pricing model enables customers to pay a flat monthly fee under a minimum 24 month contract to access and run packaged applications over the Internet or via secure, high-speed, fiber-optics based, private leased lines. We do not require customers to purchase or maintain any data or application hardware or pay for installation, basic customization, or basic training up-front.

     In order for us to maintain our pricing model of only charging customers a flat monthly fee, we are developing subscription-based agreements with the software providers required to support our model. Under the subscription model, we pay the software providers a monthly fee for the usage of their software as opposed to a one-time up-front fee plus up-grades. To achieve the same effect with hardware vendors, we have initiated a master lease under which we can pay for hardware from our cash flow.

     We consider pricing to be a key competitive advantage in the ASP marketplace. We estimate that the total cost of ownership for applications through ASPs is typically 30 percent less than purchasing the software license. Our price not only represents savings in actual costs, but also relieves the corporation of:

     .    installing all the hardware and software;

     . recruiting, training, and managing the associated information technology personnel; and

     . upgrading all the hardware and software as vendors release new versions.

     We believe our pricing structure provides an attractive alternative to businesses that are unable to afford up-front fees, and support the related hosting, training, and staffing functions.

Our OneServ(SM) Solutions

     In an ASP, the server-side of the actual software application resides at the ASP, not on the customer's network or desktop computers. We license the software from the software company and host the application on our own servers. Customers rent the services from us on a per-user, per-month basis, without the up-front hardware costs and with lower support and implementation costs, as well as with quicker implementation than traditional software licensing. We are able to share costs among many customers, allowing for a much lower cost structure than traditional solutions.

     OneServ(SM) is the our premier ASP-based solution. OneServ(SM) is the initial comprehensive and integrated suite of small and medium-sized business software and will include:

     .    sales force automation;

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

     .    customer relationship management;

     .    financial management;

     .    human resource management; and

     .    e-commerce.

     In addition to hosting these applications, under our OneServ(SM) service we will:

     . consult with the customer and configure the application to best meet their individual needs;

     .    implement the application and optimize the application performance;

     .    train the client on how to best utilize the application; and

     .    provide ongoing help desk support to the customer.

     We plan to license each of the individual applications in OneServ(SM) from the best-of-breed software vendors and then, over time, integrate them into a single source solution delivered through an Internet portal.

     We believe that an opportunity exists in the small and medium-sized business market to offer best practices training. This goes beyond traditional training on the software itself and addresses the business processes that can be
implemented to make the customer successful.   We plan to initially offer
training based upon the use of SalesLogix. We will offer training internally and will also contract with certified third party organizations. As we integrate additional packaged software applications for customer relationship management, accounting, and electronic business, we will also create and offer additional best practices training.

     We began offering our OneServ(SM) service in November 1999, and do not have any contracts for these services at this time.

Our CorServ(SM) Solution

     Through our CorServ(SM) offering, independent software vendors and system integrators will be able to host their applications and allow their customers to access them via our network. This can be done quickly and easily, without requiring the independent software vendors or system integrators to build the technological infrastructure required. CorServ(SM) will be a basic infrastructure service that will include:

     .    the physical facility;

     .    network connections;

     .    servers, operating systems, and database software;

     . security measures, such as firewall, intrusion detection, virus scanning, and 24-hour monitoring;

     .    administration and management;

     .    backup;

     .    disaster recovery; and

     .    other standard data services.

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

     CorServ(SM) will allow independent software vendors or system integrators to deliver applications to their customers in a secure, reliable, managed host environment. We will take care of the infrastructure, so that our clients can concentrate on delivering products that meet the needs of their customers. We will allow them to deliver a hosted alternative for software delivery and subscription-based licensing, while still allowing them to focus on their core competencies. Our CorServ(SM) service will provide an easy way for them to essentially become an ASP and reach smaller businesses which, taken together, represent a large new market for their products.

     We began providing our CorServ(SM) service in November 1999, and as of November 17, 1999, we had signed three contracts to provide our CorServ(SM) services.

Prime Net's Former Operations

     In November 1999, we consolidated the operations of our subsidiary Prime Net into ebaseOne. Although we do not anticipate that these operations will consist of a material portion of our ongoing revenues, we do intend to continue Prime Net's former operations. Prime Net specialized in middle-market business technology solutions for mid-size companies. Its market is businesses that have outgrown their low-end systems, but do not have the ability to implement newer systems due to their long implementation periods and the businesses lack of qualified information technology personnel. Prime Net provided project planning and management, application design and prototyping, data conversion, documentation, support and maintenance, and training. During the previous fiscal year Prime Net serviced approximately 25 to 30 customers, of which one customer, International Exhibition, Inc. accounted for over 10% of its revenues. Many of these customers require one time service and we can provide no assurance that we will continue to provide services to any of these customers.

Technology Alliances

     The foundation of our technology strategy is to form strategic alliances with the leading technology infrastructure hardware and software providers in
the industry.   Through the utilization and integration of the technology from these alliances, it is our goal to continually provide the most advanced packaged software solutions running on the most sophisticated server technology, network infrastructure, network and application management and monitoring systems and security technology available on the market.

     Our strategic alliances are described below.

     Level 3 Communications. Level 3 is a leading communications and information services company that is building and reselling bandwidth on the first international fiber optics network optimized for Internet Protocol technology. In addition, Level 3 has built approximately 47 state-of-the-art co-location data centers around the world to house the telecommunications and other computing equipment for their alliances. Level 3's co-locations provide carrier grade data center facilities with raised flooring, sophisticated computer grade climate control, overhead cable ladders, 24-hour multi-faceted and multi-level security including building wide closed circuit TV, backups for short-term
brown-outs, and diesel powered generators for long term power failures.   We
have arranged an alliance with Level 3 to co-locate our initial enterprise application center in Level 3's Houston, Texas facility, expand to other Level 3 facilities, and brand and resell their international telecommunications bandwidth as an integral part of our solutions.

     Based upon our relationship with Level 3, we have access to Internet and private leased line bandwidth via a direct connection to the SONET ring that surrounds Houston, and connections to additional smaller rings, as well as a long-haul connections to an international network. Since the bandwidth required for Internet access is small compared to that required to access applications, we believe we can reduce the cost of standard Internet access for our customers. Our current agreement with Level 3 expires in three years with the option to renew, although we have a verbal commitment to extend the agreement for an additional seven years. To date, we have not entered into a definitive agreement to extend the term.

  Cisco Systems. Cisco is a worldwide leader in networking for the Internet. Cisco products include routers, LAN and ATM switches, dial-up access servers, and network management software. These products, integrated by Cisco software, link geographically dispersed networks. We are forming an alliance with Cisco to join the Cisco Hosted Application Initiative partnership program or CHAI through the execution of a memorandum of understanding. To date, we have not entered into a definitive agreement with Cisco. The CHAI brings together packaged software application vendors that have applications suitable for hosting, ASPs to host the applications, Cisco Powered Network Service Providers to install and support Cisco-based network infrastructures, and customers that can benefit from hosted solutions. In addition, it includes co-marketing activities such as lead sharing, joint advertising, co-sponsored seminars highlighting customer success stories, tradeshows, and conferences. This alliance will provide us with access to Cisco's Hosted Application Development Lab, providing integration and benchmarking services that we believe will help maximize the performance of hosted applications running on Cisco-based Internet infrastructures. Our EAC utilizes a Cisco Powered Network built specifically to deliver high-end packaged software solutions.

     Marimba. Marimba is a leading provider of Internet-based software management solutions. We have formed a strategic relationship with Marimba to use their technology referred to as Castanet, to support key aspects of our ASP offering, including software distribution, application usage monitoring, remote desktop management, and an ebaseOne desktop portal. Castanet will enable us to have an ebaseOne presence on our customer's desktop and install and manage applications on a customer's desktop over the Internet. We believe it will reduce the requirement for software engineers at the customer's site, and thereby reduce the overall cost to our users.

     Marimba has agreed to provide ebaseOne with their software to distribute, manage, and maintain all the software applications and related data that we intend to offer our clients. Our agreement with Marimba expires in September 2002, but may be renewed year-to-year for up to an additional two years.

     In addition, Marimba recently chose us to be the first ASP to host their new Internet DocServices technology. DocServices delivers virtually any type of document simply and easily over the Internet or private leased lines, including simple text files as well as complex HTML documents that include links and sub-documents aggregated as a single logical document. Current document delivery mechanisms, such as e-mail, Web servers, document management solutions, or hard copy, each have advantages in specific situations, but they typically lack DocService's ability to automate the entire delivery and update process. With DocService, if a document publisher makes a change, that change can immediately be reflected back through the enterprise, ensuring that everyone is always working from the latest document version.

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


     Sun Microsystems. Sun is a leading provider of industrial-strength hardware, software, and services that power the Internet. We have formed an alliance with Sun to utilize Sun server technology as our Unix platform and participate as an executive member of the SunTone partnership program. The SunTone program is one of the industry's first collaborative efforts to define and audit service provider infrastructure, operational practices, hardware, software, and ultimately, overall service delivery, to ensure guaranteed levels of performance, security, availability and uptime. Our relationship with Sun will include cooperative marketing activities and access to their worldwide business partners.

     Microsoft. Microsoft is the worldwide leader in software for personal and business computing. In November 1999, we formed a partnership with Microsoft to participate in their ASP partnering initiatives as part of the rollout of their ASP commercial licensing program. Under this partnership, we can host Microsoft Back Office products such as Microsoft SQL Server, Microsoft Exchange, Microsoft Site Server, Microsoft Terminal Server and Windows NT Server as a part of our CorServSM and OneServSM commercial hosting solutions which enables us to pay Microsoft based on the number of users on a per month basis as opposed to paying license fees up front. Our agreement with Microsoft expires in June 2001, but may be extended for up to two additional years if we have an outstanding agreement with any of our customers at the expiration date.

     Phonoscope. Phonoscope Communications, Ltd. is a wholly owned subsidiary of Phonoscope, Ltd., a 46 year old Houston business with the city's largest privately owned and operated fiber optic network. Our alliance with Phonoscope enables us to immediately offer Houston customers a variety of choices of connections to our EAC.

     The initial term of our agreement with Phonoscope is three years, and is renewable thereafter on a year-to-year to basis. We will not be the exclusive reseller of Phonoscope's fiber optic network. However, Phonoscope has agreed that it will not offer fiber optic network access at a price lower than the price that we pay for access. In addition, we have agreed to undertake a joint marketing program relating to all telecommunications services we have agreed to offer.

     SalesLogix. SalesLogix is a leading provider of front office and e-commerce software for mid-market companies. We have formed an alliance with SalesLogix to include their full range of sales force automation and customer relationship management solution in our OneServSM solution. Under the terms of the agreement we will pay SalesLogix a monthly fee based upon the number of OneServSM users utilizing their products. This subscription based pricing enables us to pay SalesLogix from the monthly revenues that we receive from our customers under our ASP pricing model as opposed to paying them license fees up-front. The agreement expires in October 2002, unless extended by mutual agreement on a year to year basis.

  PaperChaser.com.   PaperChaser.com is an emerging leader in providing complete litigation support solutions. At the foundation of PaperChaser's offering is a electronic document management system. PaperChaser has a flexible client/server architecture, easy-to-use document capture and coding technology, powerful database management and full text search and retrieval.

  We have entered into a preliminary CorServ(SM) agreement to host iPaperChaser.com's electronic litigation document management portal. iPaperChaser.com will enable legal professionals to store their electronic case documents in a secure and centralized location, and then access and manage these documents from their desktops and laptops via the Internet or private leased lines. Under the terms of the agreement, PaperChaser.com will pay us a flat monthly fee for each customer site and additional monthly fees for each additional user.

Sales and Marketing

     Our market

     The initial target market for our OneServ(SM) service is small to medium-sized businesses located within the United States. We consider this market to include companies that have less than $500 million in annual revenues and not enough resources to build and maintain complex applications internally. Therefore, we believe these companies will benefit from packaged software solutions such as sales force automation, financial management systems, customer relationship management systems, electronic commerce, and human resources management systems that can help operate their companies. We have designed our sales and marketing strategy to specifically address our target market.

     The market for our CorServ(SM) service is independent software providers and system integrators. Our market is based on the need of these independent software vendors and system integrators to have access to a quality network for distribution of their products, but not having the resources to create and maintain such a network.

     Our marketing strategy

     With respect to our OneServ(SM) services, we intend to support a direct field sales organization including both account executives and field sales engineers. We plan to have seven account executives by December 1999, with the intent of rapidly hiring additional account executives in the next year, although we can provide no assurance that we will have the funding to do so. In addition, we plan to maintain one field sales engineer for every three account executives. Further, we intend to support the channel through our hotline support group and plan to build and maintain a team of technical experts that will be available to assist our sales partners as required.

     We also intend to build and maintain a national accounts sales
organization.   Beginning in January 2000, we intend to hire a national accounts manager and begin to target named accounts with more than 100 potential users and more than $100 million in revenues.

     We are aware of potential conflicts with some software publishers that will not be as willing to give up the up-front commission revenue in exchange for a subscription-based commission model. We will attempt to educate such publishers on the benefits of this model and will work closely with those entities. We believe our ASP solution provides software companies with a new channel to sell their products. As such, we believe we will not be a competitive product line to software companies as we will offer a new opportunity to sell to corporations that would not otherwise be able to purchase systems under the software companies existing pricing model. We will allow companies in the packaged software industry to continue to write software and sell products to large corporations, while providing a sales channel to reach small to medium-sized business.

     With respect to our CorServ(SM) services, we intend to market our services directly to independent software vendors and system integrators through the use of direct mail, tele-marketing, and face-to-face contact with our sales representatives. In November 1999, we hired a vice president to oversee the marketing of our CorServ(SM)

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

services.

Facilities

     Our headquarters are located in Houston, Texas at a leased facility that is approximately 8,900 square feet. Our lease expires in April 2002. We believe our lease rates to be competitive in the market. At the present time, we consider this space to be adequate to meet our needs.

     Our initial EAC, which is co-located with Level 3 Communications is currently operational. The Level 3 Communications facility is located in Houston, Texas, and is approximately 50,000 square feet. We lease floor space from Level 3 Communications under an agreement expiring August 2002, with a right for ebaseOne to extend until 2009. We believe our lease rates to be competitive in the market. The EAC houses all of the servers and communications equipment required to support our clients.

     We are in the process of completing our state-of-the-art command center in Houston, Texas, which we expect to be approximately 10,000 square feet. We expect the command center to be completed by January 2000. We intend to enter into a long-term lease agreement for use of the command center, but as of November 17, 1999 we had not entered into any definitive agreements. Our command center will include leading-edge application management and monitoring software and equipment along with state-of-the-art backup technology. We will staff the center and provide application monitoring and hotline support 24 hours per day, 365 days per year.

Technology

     Our network will utilize IP technology end-to-end. IP technology is a digital communications protocol, as opposed to a traditional analog protocol. We believe that in the future the communications industry will primarily utilize digital technology. As such, we believe that our initial use of IP technology will better position us for future growth. Our CorServ(SM) and OneServ(SM) services include a selection of low-cost Internet access services at varying capacity levels. We believe the use of an IP network will make it possible to move information at a much lower cost.

     Our network is designed to be continuously upgradeable. The network can evolve as technology changes and customer demand for capacity increases. We believe our IP-based network will enable business customers to benefit from the lower cost and service offerings made possible by IP technology.

     Customers will access our services through one of three methods:

     .    Dial-in Service;

     .    Private Lines; or

     .    the Internet.

     Dial-in Service

     Our dial-in service will allow end users to access a high-quality network. We will provide this service via a dial-in service provider that has simplified the local Internet dialing network by securing local numbers, deploying modems in major metropolitan areas, and staffing a full-time operations center to manage the network and hardware. The service offers the customer the ability to give their users dial-in connectivity to their private network. By dialing a local number provided by us, users will send their data traffic over this dial-in connection to modems housed in the dial-in services provider's facility, where it is then forwarded to the Level 3 Communication's network and to our facility where the customer's servers are housed. If needed, we can also send the users' traffic to the customer's site via a dedicated connection.

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

     The dial-in service is sold on a per user basis for a flat monthly fee. The monthly charge includes local dial-in numbers, complete network coverage for a specific region, modems to collect the incoming traffic, and managed routers.

     Private Lines

      We can link a customer directly to our EAC to access applications via a variety of private access methods. Each access method carries different prices and different advantages and disadvantages for specific situations. The choice of access method will depend on the customer's physical locations, the demands of the particular application being hosted and the customer's preference.

     Internet

     In addition to the connection to our EAC, we can also provide a secure high-speed Internet connection via Level 3's network. To ensure reliability in the case of a Level 3 network outage, this connection will be backed up by redundant connections supplied by other carriers.

     We offer encrypted services via the Internet, thus creating a data stream between the customer and our EAC that is essentially "private" even though the Internet is a public network. Since the data stream is encrypted with keys that are unique to the specific customer, others with access to the Internet cannot read the data. Response time is still subject to the overall response time of the Internet. For those customers that are not satisfied with this level of security or performance, we have our private line options described above.

Competition

     The ASP market is extremely competitive. The tremendous growth and potential size of the ASP market has attracted many start-ups as well as extensions of existing business from different industries. Current and prospective competitors include:

     .    new "pure-play" ASPs;

     .    systems integrators;

     .    national, regional and local Internet Service Providers;

     .    hardware and software suppliers; and

     .    telecommunications companies.

     Pure-Play ASPs

     A new breed of pure-play ASPs has emerged to capitalize on the ASP market. We consider ebaseOne to be a pure-play ASP or a company that focuses solely on providing ASP services. Unlike ebaseOne, many of the companies in this market are focused specifically on the high-end of the ASP market. However, if the ASP market grows, we expect this segment of our competition to grow rapidly, and many of these pure-play ASP's may target the same market as we have, namely, small to medium-sized businesses.

     System Integrators

     National, regional, and local commercial systems integrators who bundle their services with software and hardware providers and perform a management outsourcing role are moving into the ASP market. These companies provide professional consulting services and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer ASP

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

services as well.

     Internet Service Providers

     ISPs with a significant national presence are also entering the ASP marketplace. These companies could prove to be formidable competition with significant market presence, brand recognition, established technical resources, and financial stability.

     Hardware and Software Companies

     Traditional hardware and software companies are entering the ASP market and are establishing strategic ASP partnerships in an attempt to hold market share.

     Telecommunication Companies

     Many of the major telecommunication companies, offer Internet access services. In order to address the Internet connectivity requirements of customers of long distance and local carriers, we believe that there is a move toward horizontal integration through joint ventures with ISPs. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers.

     All of the companies mentioned above are well financed and will be able to devote more resources to sales, marketing, and technology than we will. We can provide no assurance that we will be able to compete in this market.

Intellectual Properties

     We regard intellectual property rights as essential to our success, and rely extensively on trademark rights, trade secret protection and confidentiality agreements, between and amongst our alliances, employees, and others, to protect our proprietary interests. As such, we require all our employees to sign non-disclosure and confidentiality agreements. We have applied for federal registration of the marks "OneServ(SM)" and "CorServ(SM)," but we can provide no assurance that we will receive such marks. We can provide no assurance that the steps taken to protect our proprietary rights will be adequate, or that third parties will not infringe or misappropriate our trademarks, copyrights, or similar proprietary rights.

Legal Proceedings

     In November 1998, Prime Net was named as a defendant in a lawsuit filed by Keith Jordan in the District Court of Harris County, Texas, 295/th/ Judicial District, which petition was amended in September 1999 to include ebaseOne and John Frazier Overstolz, whereby the plaintiff alleged, among other claims, breach of contract, breach of implied duties of good faith and fair dealing, breach of fiduciary duties, fraud, conversion, and negligent misrepresentation in connection with denying him ownership of 769,761 shares of ebaseOne common stock and an additional 19,135 shares of common stock allegedly owed him, along with an alleged failure to issue plaintiff a warrant to purchase 647,870 shares of common stock. Discovery is currently being conducted by the parties. We intend to vigorously defend this claim.

     We are aware that a wrongful termination lawsuit has been threatened by a former employee. We believe such claim is wholly without merit and intend to vigorously defend this claim in the event litigation is actually initiated.

Employees

     As of November 1, 1999, we employed 26 persons, on a full-time basis, including management, sales, and office employees. No employees are covered by a collective bargaining agreement. Management considers relations with its employees to be satisfactory.

Insurance

     We believe we have sufficient general liability insurance covering over headquarters located at 6060 Richmond, Houston, Texas 77057. We do not currently have any business interruption or business liability insurance.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth our directors and officers and their respective ages and positions:

Name                      Age      Position
----                      ---      --------
John Frazier Overstolz    38       Chairman of the Board

Charles W. Skamser        42       Director, President, and Chief Executive Officer

Robert J. Horn            57       Chief Financial Officer, Secretary, and Treasurer

Michael A. Sooley         49       Chief Technology Officer

Scott Feuless             39       Senior Vice President of Technology

Michael M. Rotolo         60       Director

     John Frazier Overstolz is the founder of ebaseOne and has served as chairman of the board since August 1999 and chief executive officer from May 1999 until August 1999. Mr. Frazier previously was the founder and served as chief executive officer of Prime Net Corporation from 1990 until August 1999, and as chief executive officer of Synoptech Solutions Group, Inc. from August 1998 until August 1999. Mr. Frazier has been an entrepreneur and business owner for over 18 years involved in both start-up and emerging companies. Over the length of his career, Mr. Frazier has been involved with both the technology and investment banking industry, personally handling many acquisitions and growth-financing projects either as a consultant, principal, or financier. As a long-time small business advocate, he is a recipient of the District Director's Award in 1992 by the U.S. Small Business Administration, author, and former legislative advisor on small business issues. He has extensive experience in technology and enterprise resource planning systems.

     Charles W. Skamser has served as director, president and chief executive officer since August 1999 after serving as the chief operating officer from May 1999 to August 1999. Previously, Mr. Skamser was the founder and managing partner of New Enterprise Solutions, a consulting firm specializing in strategic business development, marketing and venture capital funding for high-tech start-up and high growth companies. From February 1997 through March 1998, Mr. Skamser was president and chief operating officer of Applied Voice Recognition, Inc., a Houston based public voice recognition technology company. From January 1991 through October of 1996, Mr. Skamser was a co-founder and vice president of worldwide business development for Dynasty Technologies, Inc., a Chicago based software development tools company. Mr. Skamser currently sits on the board of directors of PaperChaser.com, Inc., a Houston based electronic document management technology and services company. Mr. Skamser received his B.A. in political science and economics from Macalaster College in St. Paul, Minnesota.

     Robert J. Horn has served as chief financial officer, secretary, and treasurer since December 1998. From July 1998 until December 1998, Mr. Horn served as president of the CFO Channel, Inc. From April 1998 until July 1998, Mr. Horn served as vice president of mergers and acquisitions for Clearwork Technologies, Inc. From June 1994 until April 1998, Mr. Horn served as chief financial officer of NSE, Inc., which filed a petition under chapter 11 in December 1997, which was converted into a chapter 7 bankruptcy proceeding in April 1998. Mr. Horn served as debtor in possession during such proceedings. Mr. Horn holds a degree in Business Administration from Arizona State University and completed his post graduate work at the University of Colorado.

     Michael A. Sooley has been the chief technology officer since May 1999. Since November 1998, Mr. Sooley has been a technology consultant. From October 1997 until October 1998, Mr. Sooley served as executive vice president and chief operating officer of BrightStar Information Technology Group, Inc. From October 1992 until September 1997, Mr. Sooley served as director of information systems for Vinson & Elkins, LLP in Houston, Texas. Mr. Sooley earned his B.S. in Engineering from Trinity College, Hartford, Connecticut and his M.S. in Management Science from Rensselaer Polytechnic Institute, Hartford Graduate Center, Hartford, Connecticut.

     Scott Feuless has served as senior vice president of technology operations since August 1999 after serving as vice president of technology operations from May 1999 until August 1999 and director of professional services from March 1999 to May 1999. From December 1997 until March 1999, Mr. Feuless worked at Co-Counsel, as a director of information systems. From August 1992 until October 1997, Mr. Feuless worked at CDI Engineering Group as a director of information systems. From June 1991 until August 1992, Mr. Feuless served as manager of advanced computer technology for the M.W. Kellogg Company. Mr. Feuless served on technical advisory boards for Borland and Ashton Tate from 1991 to 1992 and holds a B.S. in Mechanical Engineering from Rice University.

     Michael M. Rotolo has served as a director of ebaseOne since May 1999 and as a director of two predecessor companies since October 1996. Mr. Rotolo has extensive international and domestic operating and administrative corporate experience. From April 1988 to December 1995, Mr. Rotolo was an officer with Chiquita Brands International serving as vice president for government affairs shortly after the U.S. Treasury Department initiated sanctions against Panama where he was charged with the responsibility of insuring regulatory compliance in Chiquita's largest production division, and subsequent thereto, Mr. Rotolo assumed responsibility for Chiquita's Panama and Philippine operations. Prior to joining Chiquita Brands, Mr. Rotolo's served as corporate vice president responsible for Dole's beverage and related operations, as well as sugar, edible oils and real estate. Mr. Rotolo worked at Dole for nearly twenty years in Latin America, Asia, and the U.S. Mr. Rotolo has an M.B.A. from Loyola University and a B.S. from the University of Southwestern Louisiana.

     All directors will hold office until our next annual meeting. All our executive officers are chosen by the board of directors and serve at the board's discretion. There are no family relationships among the officers and directors. Directors are not paid compensation for attending meetings, other than reimbursements for expenses incurred in attendance. At this time, we do not have an audit, compensation, or nominating committee.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid or accrued for the fiscal year ended September 30, 1999, for the benefit of our named executive officers. As we were not subject to the SEC reporting requirements prior to fiscal 1999, only information for fiscal 1999 has been included.

                          Summary Compensation Table

                                              ANNUAL                 LONG TERM              OTHER
                                           COMPENSATION            COMPENSATION         COMPENSATION


                                           Fiscal           Restricted     Securities
Name and Principal Positions                Year   Salary     Stock       Underlying        Other
                                                              Award        Options/
                                                                           Warrants
Charles Skamser...........................  1999  $37,000          --     10,108,000         --
President, Chief Executive Officer, and
Director

John Frazier Overstolz....................  1999  $93,375          --      7,140,000         --
Chairman of the Board and Former Chief
Executive Officer

Kyran O'Dwyer.............................  1999       --     $31,659          3,000         --
Former Chief Executive Officer

     Mr. O'Dwyer's restricted stock award consists of 30,700 shares of common stock issued in April 1999 for services rendered. The value is based on the market price on the date of grant of $1.03125 per share. The shares of common stock issued to Mr. O'Dwyer were fully vested on issuance. At September 30, 1999, the value of the shares was $69,075 based on the market price of $2.25 per share on such date.

     The table above does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and bonus of the named executive officer. The table includes information for each individual that served as our chief executive officer during fiscal 1999. Mr. Skamser has served as our chief executive officer since August 1999. Prior to that, Mr. Overstolz served as our chief executive officer from May 1999 until August 1999. Prior to that, Mr. O'Dwyer served as our chief executive officer from October 1998 until May 1999.

Employment and Consulting Agreements

     In August 1999, as amended in October 1999, we entered into an employment agreement with Mr. Skamser, terminating December 31, 2002, which provides for a monthly base salary of $12,500 until December 31, 1999, and a monthly base salary of $15,000 until December 31, 2002. The employment agreement provides for a bonus to be determined by the board of directors of up to $125,000, payable before January 31, 2000. The bonus is based on the company meeting the following objectives: (a) raise working capital necessary to begin implementation of the business strategy; (b) build an enterprise center in Houston, Texas; (c) secure agreements to host packaged software applications under a subscription agreement or like agreement with one or more vendors for sales force automation, financial management, customer relationship management, human resource management and electronic business; (d) hire the necessary personnel to execute the business strategy; and (e) secure initial customers. Additionally, the employment agreement provides for a bonus of up to $180,000, payable based on objectives to be achieved prior to December 31, 2000. The objectives are to be determined by the board of directors prior to January 31, 2000. If the board of directors is unable to agree on the objectives, Mr. Skamser shall receive the bonus if we have net revenues of $12 million for the 12 months ended December 31, 2000. The employment agreement grants Mr. Skamser warrants to purchase 10,000,000 shares of our common stock as follows:

 .    one warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.38 per share, vesting monthly over a period of 24 months, expiring August 2004, provided Mr. Skamser's continuing employment with ebaseOne,

 .    one warrant to purchase 2,000,000 shares of common stock at an exercise price of $1.00 per share, vesting monthly over a period of 24 months, expiring August 2004, provided Mr. Skamser's continuing employment with ebaseOne, and

 .    four warrants each to purchase 1,000,000 shares of common stock at an exercise prices of $1.50 per share, $2.00 per share, $2.50 per share, and $3.00 per share, all of which expire August 2006, and all of which vest upon the earlier of the following to occur: (a) the date on which the last sales price of ebaseOne's common stock exceeds $5.00 per share for at least 30 consecutive trading days, (b) if ebaseOne obtains net revenues of $12,000,000 for the 12 months ending December 31, 2000, as determined by its independent auditors, or (c) if ebaseOne obtains net revenues of $50,000,000 for the 12 months ending December 31, 2001, as determined by its independent auditors.

     Notwithstanding the above vesting terms, all of the warrants vest upon a "change of control" of ebaseOne. A change of control includes the following transactions or situations:

 .    A sale, transfer, or other disposition by ebaseOne through a single transaction or a series of transactions of securities representing 50% or more of the combined voting power of ebaseOne's then outstanding securities to any unrelated person or unrelated persons acting in concert with one another.

 .    A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of ebaseOne to an unrelated person or unrelated persons acting in concert with one another.

 .    A change in the ownership of ebaseOne through a single transaction or a series of transactions such that any unrelated person or unrelated persons acting in concert with one another become the beneficial owner, directly or indirectly, of securities representing at least 50% of the combined voting power of ebaseOne's then outstanding securities.

 .    Any consolidation or merger of ebaseOne with or into an unrelated person, unless immediately after the consolidation or merger the holders of the common stock of ebaseOne immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation's then outstanding securities.

 .    During any period of two years, individuals who, at the beginning of such period, constituted the board of directors of ebaseOne cease, for any reason, to constitute at least a majority, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

 .    A change in control of ebaseOne of a nature that would be required to be reported by the SEC's proxy rules, regardless of whether ebaseOne is subject to such rules.

     The employment agreement may be terminated by either party. If Mr. Skamser terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Skamser's death or disability, Mr. Skamser is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Skamser's employment agreement is terminated for any other reason, Mr. Skamser is entitled to the greater of: (a) the remaining base salary at the then base salary rate for the remainder of the employment term, or (b) the base salary rate for a period of six months, and all unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro-rata portion of any bonus for the current year.

     In August 1999, as amended in October 1999, we entered into an employment agreement with John Frazier Overstolz, terminating December 31, 2002, which provides for a monthly base salary of $11,500 until December 31, 1999, a monthly base salary of $12,500 until December 31, 2000, and a monthly base salary of $18,750 until December 31, 2002. The employment agreement provides for a bonus to be determined by the board of directors of up to $28,000, payable before January 31, 2000. The bonus is based on the company meeting the following objectives: (a) raise working capital necessary to begin implementation of the business strategy; (b) build an enterprise center in Houston, Texas; (c) secure agreements to host packaged software applications under a subscription agreement or like agreement with one or more vendors for sales force automation, financial management, customer relationship management, human resource management and electronic business; (d) hire the necessary personnel to execute the business strategy; and (e) secure initial customers. The employment agreement provides for a bonus of up to $75,000, payable based on objectives to be achieved prior to December 31, 2000. The objectives are to be determined by the board of directors prior to January 31, 2000. If the board of directors is unable to agree on the objectives, Mr. Overstolz shall receive the bonus if ebaseOne has net revenues of $12 million for the 12 months ended December 31, 2000. The employment agreement grants Mr. Overstolz warrants to purchase 1,000,000 shares of our common stock at an exercise price of $2.125 per share, expiring in October 2004, which vest monthly over a period of 24 months, provided Mr. Overstolz continued employment with ebaseOne. The warrants will vest immediately upon a change of control of ebaseOne. Refer to the description of Mr. Skamser's employment agreement above for a discussion of what constitutes a change of control. The employment agreement may be terminated by either party. If Mr. Overstolz terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Overstolz's death or disability, Mr. Overstolz is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Overstolz's employment agreement is terminated for any other reason, Mr. Overstolz is entitled to the greater of: (a) the remaining base salary at the then base salary rate for the remainder of the employment term, or (b) the base salary rate for a period of six months, and all unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro-rata portion of any bonus for the current year.

     In May 1999, we entered into a consulting agreement with Michael A. Sooley, which provided for a monthly base salary of $5,000, and a monthly warrant to purchase 9,000 shares of common stock at an exercise price of $0.22 per share. This consulting agreement was canceled and replaced by our November 1999 employment agreement with Mr. Sooley that terminates December 31, 2002 and provides for a monthly base salary of $11,250, payable in regular semi-monthly installments through December 31, 2000. The employment agreement provides for a performance bonus up to 75% of his base salary, to be determined in the discretion of the board of directors. The employment agreement grants Mr. Sooley warrants to purchase 1,000,000 shares of our common stock as follows:

 .    one warrant to purchase 250,000 shares of common stock at an exercise price of $2.37 per share, vesting monthly over a period of 24 months, expiring in November 2004, provided Mr. Sooley's continuing employment with ebaseOne; and

 . three warrants each to purchase 250,000 shares of common stock at exercise prices of $2.50 per share, $2.75 per share, and $3.00 per share, all of which expire in November 2004, and all of which vest upon the earlier of the following to occur: (a) the date on which the last sales price of ebaseOne's common stock exceeds $10.00 per share for at least 30 consecutive trading days commencing on July 1, 2000, (b) if ebaseOne obtains net revenues of $12,000,000 for the 12 months ending December 31, 2000, as determined by its independent auditors, or (c) if ebaseOne obtains net revenues of $50,000,000 for the 12 months ending December 31, 2001, as determined by its independent auditors.

The warrants will vest immediately upon a change of control of ebaseOne. Refer to the description of Mr. Skamser's employment agreement above for a discussion of what constitutes a change of control. The employment agreement may be terminated by either party. If Mr. Sooley terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Sooley's death or disability, Mr. Sooley is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Sooley's employment agreement is terminated for any other reason, Mr. Sooley is entitled to the base salary rate for a period of three months, and all unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro-rata portion of any bonus for the current year.

     In November 1999, we entered into an employment agreement with Scott Feuless terminating December 31, 2002, which provides for a monthly base salary of $9,583.33, payable in regular semi-monthly installments through December 31, 2000. Mr. Sooley's base salary will be increased thereafter at the discretion of the board of directors. The employment agreement provides for a bonus to be determined in the discretion of the board of directors. The employment agreement grants Mr. Feuless warrants to purchase 750,000 shares of our common stock as follows:

 .    one warrant to purchase 187,500 shares of common stock at an exercise price of $2.37 per share, vesting monthly over a period of 24 months, expiring in November 2004, provided Mr. Feuless' continuing employment with ebaseOne; and

 .    three warrants each to purchase 187,500 shares of common stock at exercise prices of $2.50 per share, $2.75 per share, and $3.00 per share, all of which expire in November 2004, and all of which vest identically to the terms of Mr. Sooley's warrants described above.

The warrants will vest immediately upon a change of control of ebaseOne. Refer to the description of Mr. Skamser's employment agreement above for a discussion of what constitutes a change of control. The employment agreement may be terminated by either party. If Mr. Feuless terminates the employment agreement voluntarily or if we terminate the agreement for cause or Mr. Feuless' death or disability, Mr. Feuless is entitled to his accrued salary and any earned but unpaid bonus. If Mr. Feuless' employment agreement is terminated for any other reason, Mr. Feuless is entitled to the base salary rate for a period of three months, and all unreimbursed expenses, any bonus earned in respect of a prior year and not yet paid, and the pro-rata portion of any bonus for the current year.

     None of our other executive officers or directors have employment or consulting agreements.

Stock Options and Warrants

     In May 1999, our board of directors approved and our stockholders adopted, the 1999 Incentive Stock Option Plan. The stock option plan will allow:

     .     stock option grants;

     .     stock appreciation rights or SARs;

     .     restricted stock awards; and

     .     performance stock awards.

     The board has reserved 5,000,000 shares of common stock for issuance under the stock option plan.

     Options. The stock option plan provides for grants of incentive stock options to our employees including officers and employee directors and non-statutory stock options to our consultants including non-employee directors. The purposes of our stock option plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. The board of directors administers our stock option plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option, and the exercisability of any options.

     The term of an option granted under the stock option plan is stated in the option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options granted under the stock option plan vest and become exercisable as set forth in each option agreement.

     With respect to any optionee who owns more than 10% of our outstanding stock, the exercise price of any incentive stock option granted must be at least 110% of the fair market value on the grant date.

     No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000.

     Stock appreciation rights or SARs. SARs may be included in each option granted under the stock option plan to permit the optionee to surrender that option, or a portion of the part which is then exercisable, and receive in exchange an amount equal to the excess of the fair market value of the stock covered by the option, over the aggregate exercise price of the stock.

     Restricted stock awards. The board may issue shares of stock to an eligible person subject to the terms of a restricted stock agreement. Restricted stock is subject to restrictions as to sale, transfer, or other encumbrance and generally will be subject to vesting over a period of time specified in the restricted stock agreement.

     Performance based awards. The board may award shares of stock, without any payment for such shares, to designated persons if specified performance goals established by the board are satisfied.

     As of November 16, 1999, we had issued options to purchase 631,300 shares, we had not issued any SARs, restricted stock awards, or performance based awards, and 4,368,700 shares were available for future grants under the stock option plan. Of the above issued options, in May 1999 we issued an officer a ten-year option to purchase 214,500 shares of common stock at an exercise price of $0.25 per share, and the remaining options to purchase 416,800 shares of common stock were issued to employees at exercise prices ranging from $0.25 to $2.75 per share.

     In addition, during the fiscal year ended September 30, 1999, we issued non-qualified options outside of our stock option plan to purchase an aggregate of 100,000 shares of our common stock at exercise prices of between $2.00 and $4.00 per share, which expire between January 2000 and March 2008.

    The following table provides information on the warrants and options granted to our named executive officers during the fiscal year ended September 30, 1999:

                               Individual Grants

                                Shares       Percent of total                             Potential realizable value at
                              underlying      warrant/options                                assumed annual rates of
                              warrants /      to employees in   Exercise   Expiration       stock price appreciation for
Name                       options granted     fiscal year       price        date              warrant/option term
---                        ----------------    ----------        -----        ----              --------------------
                                                                                              5%               10%
                                                                                              --             ---
John Frazier Overstolz...        7,140,000       35.4%            $0.125     4/22/04        $246,581        $544,880

Charles W. Skamser.......          108,000         *              $ 0.22     9/30/04        $  6,564        $ 14,506
                                 4,000,000       19.8%            $ 0.38     8/11/04        $419,948        $463,988
                                 2,000,000        9.9%            $ 1.00     8/11/04              --              --
                                 1,000,000        5.0%            $ 1.50     8/11/04              --              --
                                 1,000,000        5.0%            $ 2.00     8/11/04              --              --
                                 1,000,000        5.0%            $ 2.50     8/11/04              --              --
                                 1,000,000        5.0%            $ 3.00     8/11/04              --              --
Kyran O'Dwyer............            3,000         *              $ 2.00      4/6/09              --        $  2,024

____________
*    Indicates less than one percent.

     The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of our common stock. We can provide no assurance that any of the values reflected in this table will be achieved. Actual gains, if any, on warrant or option exercises are dependent on numerous factors, including our future performance, overall market conditions and the holder's continued employment with ebaseOne throughout the entire vesting period, if any, and warrant or option term, which factors are not reflected in this table.

     The potential realizable value is calculated by assuming that the fair market value of our common stock at the time of grant appreciates at the indicated rate for the entire term of the warrant or option and that the warrant or option is exercised at the exercise price and sold on the last day of the warrant or option term, at the appreciated price. The lack of a potential realizable value in the table above indicates that the warrant or option will not be in-the-money prior to its expiration date if our common stock appreciates at the indicated rate.

     Mr. Overstolz's warrant to purchase 7,140,000 shares of common stock was granted by a predecessor corporation of ebaseOne, which was not publicly traded at the time of the warrant grant. The board of directors of the predecessor corporation deemed the exercise price of the warrant to be at fair market value at the time of the grant.

  Aggregated Warrant/Options Exercises in Last Fiscal Year And Fiscal Year-End
                             Warrant/Options Values

                             Shares                           Number of Securities          Value of Unexercised
                           Acquired on     Value             Underlying Unexercised           In-the-Money
Name                        Exercise      Realized             Warrants/Options              Warrants/Options
-----                       --------      --------             ----------------              ----------------

                                                           Exercisable  Unexercisable     Exercisable     Unexercisable
John Frazier Overstolz...      --            --             7,140,000        --           $15,172,500          --

Charles W. Skamser.......      --            --            10,108,000        --           $11,199,240          --

Kyran O'Dwyer............      --            --                 3,000        --           $       750          --

     The values given to the warrants or options in the table above are based on the differences between the closing market price of $2.25 as of September 30, 1999 and the aggregate exercise prices of the warrants or options in question.

401(k) Plan.

     In June 1999, we adopted a Retirement Savings and Investment Plan, the 401(k) Plan, covering our full-time employees. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to 20% and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. For the fiscal year ended September 30, 1999, we had not made any contributions to the 401(k) Plan on behalf of any of our named executive officers.

Limitation of Directors' Liability

     Our amended and restated articles of incorporation eliminate, to the fullest extent permitted by Delaware law, the personal liability of our directors for monetary damages for breaches of fiduciary duty. However, our amended and restated articles of incorporation do not provide for the elimination or limitation of the personal liability of a director for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law, or unlawful corporate distributions. This provision will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by this provision, and the stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to the board's action. In these cases, the stockholders and ebaseOne could be injured by a board's decision and have no effective remedy.

                 CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS

     In connection with the 1990 organization of a predecessor of ebaseOne and for additional nominal consideration, (i) Mr. Overstolz was issued 6,050,546 shares of common stock and a warrant, expiring in April 2004, to purchase 8,160,000 shares of common stock at an exercise price of $.125 per share, of which the right to purchase 1,020,000 shares was assigned concurrently therewith, and (ii) Mr. Pritchard was issued 2,706,283 shares of common stock. Mr. Rotolo purchased 4,437,755 shares of common stock during fiscal 1998 for an
aggregate of $107,450.   Brewer & Pritchard, P.C., the law firm of which Mr.
Pritchard is an officer, was issued 280,818 shares of common stock for services rendered during fiscal 1999.

     For services rendered from May 1999 through July 1999, Mr. Skamser was issued a five-year warrant to purchase 108,000 shares of common stock at an exercise price of $.22 per share. Mr. Skamser entered into an employment agreement in August 1999, in which he was issued warrants to purchase an aggregate of 10,000,000 shares of common stock at exercise prices ranging from
$.38 to $3.00 per share.   Mr. Overstolz entered into an employment agreement in
August 1999, and in October 1999, Mr. Overstolz was issued a warrant to purchase 1,000,000 shares of common stock at an exercise price of $2.125 per share.

     Mr. Horn purchased 816,000 shares of common stock for nominal consideration in April 1999 and, in connection with his employment, in April 1999 he was issued a five-year warrant to purchase 408,000 shares of common stock at an exercise price of $.25 per share, of which the right to purchase 100,000 shares was assigned concurrently therewith.

     In May 1999, Mr. Feuless was issued a ten-year option to purchase 214,500 shares of common stock at an exercise price of $.25 per share. In connection with Mr. Fueless' employment agreement in November 1999, Mr. Fueless was issued warrants to purchase an aggregate of 750,000 shares of common stock at exercise prices ranging from $2.37 to $3.00 per share.

     For services rendered from May 1999 through October 1999, Mr. Sooley was issued a five-year warrant to purchase 45,000 shares of common stock at an exercise price of $.22 per share. In November 1999, Mr. Sooley was issued warrants to purchase 750,000 shares of common stock at exercise prices ranging from $2.37 to $3.00 per share.

                            PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of November 22, 1999, the beneficial ownership of common stock of:


     .    our directors;

     .    our named executive officers;

     .    the holders of five percent or more of our common stock; and

     .    our officers and directors as a group.

                                       Number of Shares of
Name of Beneficial Owners        Common Stock Beneficially Owned     Percentage of Ownership
-------------------------        -------------------------------     -----------------------
John Frazier Overstolz..........               13,273,879                     29.6%

Charles W. Skamser..............                1,358,000                      3.5%

Michael M. Rotolo...............                4,437,755                     11.8%

Kent Forrest....................                3,547,462                      9.4%

Thomas C. Pritchard.............                2,889,890                      7.6%

Kyran O'Dwyer...................                   58,700                       *

All officers and directors
      as a group, (6) persons...               20,489,592                     43.8%

__________
*    Indicates less than one percent of the outstanding shares of common stock.

     The address of each person listed on the table is 6060 Richmond Avenue, Houston, Texas 77057, except for Mr. Forrest, whose offices location is 133 Grogan's Point Road, The Woodlands, Texas 77380, Mr. Pritchard, whose office location is 1111 Bagby Street, Suite 2450, Houston, Texas 77002, and Mr. O'Dwyer, whose office location is 55 High Street, Ruislip, Middlesex, England HAA7AZ.

     We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after November 22, 1999, but we have not included those shares for purposes of computing the percentage ownership of any other person. We have assumed unless otherwise indicated below that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

     The beneficial ownership of the persons set forth in the table above includes the following options or warrants to purchase our common stock that are currently exercisable or may be exercised by such person within 60 days of November 22, 1999:

          Securities Exercisable Within 60 Days of November 22, 1999

---------------------------------------------------------------------------
                                                           Options/Warrants
                                                           ----------------

John Fraizier Overstolz................................        7,223,333

Charles W. Skamser.....................................        1,358,000

Michael M. Rotolo......................................               --

Kent Forrest...........................................               --

Thomas C. Pritchard....................................          340,000

Kyran O'Dwyer..........................................            3,000

All officers and directors as a group..................        9,185,291
---------------------------------------------------------------------------

     The beneficial ownership for John Frazier Overstolz includes 6,050,546 shares of common stock held by The Overstolz Family Living Trust. Mr. Overstolz is the trustee and beneficiary of the trust.

                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 75,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common stock

     As of November 22, 1999 there were 37,556,161 shares of common stock issued and outstanding, of which:

     . 25,042,995 shares are reserved for issuance upon exercise of warrants, not including the adjustable warrant discussed below;

     . 105,319 shares are reserved for issuance upon conversion of convertible debt;

     . 100,000 shares are reserved for issuance upon exercise of options outside our stock option plan; and

     . 631,300 shares are reserved for issuance upon exercise of options issued under our stock option plan.

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is validly issued, fully paid, and non-assessable.

Preferred stock

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

     .     restricting dividends on the common stock;

     .     diluting the voting power of the common stock;

     .     impairing the liquidation rights of the common stock; and

     . delaying or preventing a change in control of our company without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

Warrants

     As of November 22, 1999, we had issued warrants to purchase 25,042,995 shares of our common stock.

Our officers and directors hold warrants to purchase an aggregate of 20,351,000 shares of common stock at exercise prices ranging from $0.125 to $3.00 per share, and with expiration dates ranging from April 2004 to August 2006. All of the foregoing warrants may be exercised on a "cash-less" basis. Additional warrants grant an aggregate purchase of 3,441,999 shares of common stock, have exercise prices ranging from $0.125 to $2.25 per share, and have expiration dates ranging from September 2001 to April 2004. Of the warrants not issued to officers and directors, warrants authorizing the purchase of 1,219,000 shares of common stock are exercisable on a "cash-less" basis.

     In November 1999, we issued additional warrants in connection with our $9 million financing. We issued warrants to purchase an aggregate of 1,283,330 shares of common stock at an exercise price of $5.18 per share with expiration dates ranging from November 2000 to November 2004. In addition, we may redeem warrants authorizing the purchase of 624,998 shares of common stock if our common stock is at or above $10.36 per share for 20 consecutive trading days after the effective date of this registration statement. The shares underlying these warrants are included in this registration statement.

     In addition to the above warrants, we also issued two year adjustable warrants that vest and become exercisable on or after February 15, 2000 in the event that our common stock is trading below $5.31 per share. The purchase price is $.001 per share and the number of shares issuable is calculated as follows:

           Warrant shares =   2,083,333 x ($5.31 - adjustment price)
                              --------------------------------------
                                        adjustment price

The adjustment price is the average of our three lowest common stock prices for any 30 consecutive trading days preceding a vesting date. The number of shares issuable under these warrants increase if and as the price of the common stock falls below $5.31. These warrants will cease to vest and become null and void as to shares that have not vested if the closing price of our common stock is at or above $8.64 per share for 20 consecutive trading days after the effective date of this registration statement. As there is no limit on the number of shares issuable under these warrants, the issuance of shares pursuant to these warrants may have a severe dilutive effect. We have included 23,810 shares underlying these warrants in this registration statement. If we are required to issue any additional shares under this warrant, we will be required to register the resale of such shares on a new registration statement.

Delaware anti-takeover statute and certain charter provisions

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     . Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     . Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . On or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     Certificate of incorporation.  Our certificate of incorporation provides:

     . For the authorization of the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock; and

     . That special meetings of stockholders may be called only by our chairman of the board, our president, or a majority of the members of our board of directors.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ebaseOne. These provisions are designed to reduce the vulnerability of ebaseOne to an unsolicited proposal for a takeover of ebaseOne. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ebaseOne. Such provisions may also have the effect of preventing changes in the management of ebaseOne.

Transfer agent

    Liberty Transfer Company serves as the transfer agent for our common stock.

                        SHARES AVAILABLE FOR FUTURE SALE

     There is a limited market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. As described below, as of the date of this prospectus, only a limited number of shares will be available for sale. Nevertheless, sales of substantial amounts of our common stock in the public market in the future could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     . As of November 22, 1999, we have 37,556,161 shares of common stock issued and outstanding.

     . Of these shares, upon the date of this prospectus, 10,350,247 shares will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are held by "affiliates" of ebaseOne, as defined in Rule 144 of the Securities Act.

     . The 27,205,914 remaining shares outstanding are eligible for public sale pursuant to Rule 144, commencing 90 days after the effective date of this registration statement, once these shares have been held for one year, except for 15,741,958 shares subject to a contractual lock-up agreement expiring on November 30, 2000.

     . In addition, 1,877,367 shares underlying warrants and a convertible note, the resale of which is being registered in this registration statement, will be freely tradeable when issued upon exercise of these warrants and upon conversion of the convertible note.

Shares owned for at least one year may be sold under Rule 144.

     In general, under Rule 144, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed our affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Rule 144 is available for sales beginning 90 days after the effective date of this prospectus and substantially all of our restricted shares will have been held for one year by May 2000, excluding 15,741,958 shares of common stock subject to a lock-up agreement. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the seller, and other factors.

Shares owned for at least two years may be sold under Rule 144(k) by non-affiliates of ebaseOne.

     Under Rule 144(k), a person who is not deemed to have been an "affiliate" of ebaseOne at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell shares without complying with the manner of sale, public information, volume limitation, or notice requirements discussed above. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately following completion of the two year holding period without limitation.

Shares issued on conversion of options issued under our stock option plan may be sold under Rule 701.

     In general, under Rule 701, any employee, consultant, or advisor of ebaseOne who purchased shares from us in connection with a compensatory stock or option plan is eligible to resell such shares 90 days after the effective date of this prospectus in reliance on Rule 144, by complying with the applicable requirements of Rule 144 other than the holding period conditions. Ninety days after the effective date of this offering, options to purchase approximately 466,300 shares of common stock will be vested and exercisable and upon exercise may be sold under Rule 701.

     In the future we may file one or more registration statements on Form S-8 under the Securities Act to register additional shares of common stock issued under our 1999 Incentive Stock Option Plan or any other similar plan. Such registration statements may be filed after the effective date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless the shares are subject to vesting or other restrictions.

Lock-up agreements.

     All directors, all executive officers, except Robert Horn, and a few stockholders together hold an aggregate of approximately 18,519,951 shares of common stock, and warrants and options to purchase 19,444,500 shares of common stock. These stockholders have signed lock-up agreements which prevent them from selling 15,741,958 of the aforementioned shares of common stock, and 16,527,825 of the shares underlying the warrants and options until November 30, 2000. Upon expiration of the lock-up period, all of these shares will be freely tradable, subject to the limitations described above regarding Rule 144.

                               SELLING STOCKHOLDERS

    On November 15, 1999 Deephaven Private Placement Trading Ltd., Deephaven Opportunity Trading Fund, L.P. and certain other investors purchased an aggregate of 2,083,333 shares of our common stock and acquired certain warrants to purchase an aggregate of 833,332 shares of our common stock as well as certain adjustable warrants to purchase shares of our common stock as more fully described in the "Description of Capital Stock -- Warrants" section of this prospectus. Each holder of the warrants and adjustable warrants is prohibited from using them to acquire shares of our common stock to the extent that such acquisition would result in such holder, together with any affiliate of such holder, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such acquisition. This restriction may be waived by each holder on not less than 61 days' notice to us.

    Since the number of shares of our common stock that will be issuable upon exercise of the adjustable warrants is based upon fluctuations of the market price of our common stock prior to any vesting date, the actual number of shares of our common stock that will be issuable and beneficially owned upon exercise of such adjustable warrants cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by the holders of the adjustable warrants. The number of shares of our common stock listed in the table below as being beneficially owned by each of Deephaven Private Placement Trading Ltd., Deephaven Opportunity Trading Fund, L.P. and the other investors in the November 1999 financing includes the shares of our common stock that are issuable to it, subject to the 4.999% limitation, upon exercise of the warrants. However, the 4.999% limitation would not prevent Deephaven Private Placement Trading Ltd., Deephaven Opportunity Trading Fund, L.P. and the other investors in the November 1999 financing from acquiring and selling in excess of 4.999% of shares of our common stock through a series of acquisitions and sales under the warrants while never beneficially owning more than 4.999% at any one time.

    This prospectus relates to the resale of 4,556,609 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants, the underlying common stock of which is registered in this registration statement. Assuming all of the shares registered below are sold by the respective selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                 Resale of Common Stock by Selling Stockholders

                                     Shares Beneficially                         Shares Beneficially
Stockholder                          Owned Before Resale      Amount Offered      Owned After Resale
-----------                          -------------------      --------------      ------------------
Anders, David L.                                  10,000              10,000               0

Applbaum, Isaac                                   53,191              53,191               0

Bailey, Michelle M.                                3,191               3,191               0

Bhandara Family Living Trust                     122,340             122,340               0

Black, F. Darlene                                 26,596              26,596               0

Black, Marvin/(1)/                                31,019              31,019               0

Buddingh, Robert W.                               11,000              11,000               0

Cardinal Securities, LLC/(2)/                    450,000             450,000               0

Vijay Alim Chandani Family
Revocable Trust                       25,927              26,139          0

Deephaven Opportunity Trading
Fund, L.P.                           243,054             245,038          0

Deephaven Private Placement
Trading, Ltd.                        891,201             898,476          0

Dimitry, Theodore                     26,000              26,000          0

Franz Jr., A.M.                       10,638              10,638          0

Franz, Allan                          50,000              50,000          0

House, Vicki L.                       10,638              10,638          0

Kahalifa, Mohamed Ghaus               81,018              81,679          0

Kazi, Zubair                         184,722             186,230          0

Kerbow, R..B.                         15,000              15,000          0

Littleton, Alvin J.                   15,957              15,957          0

Marburger, Robert                     26,597              26,597          0

Mazda Construction, Inc.              26,596              26,596          0

McCartney, J.W.                       15,000              15,000          0

McClendon, III, Sidney                26,000              26,000          0

Meehan, John E.                       11,000              11,000          0

Milner, Ronnie                        30,000              30,000          0

New Crescent Investors, L.L.C.     1,263,887           1,274,204          0

Newall, German                        30,319              30,319          0

Owesh, Tajunnisa                     226,851             228,703          0

Regency Crossing LLC.                 63,830              63,830          0

Smith, Douglas P.                      6,000               6,000          0

Thomason, Paul/(3)/                  204,319             204,319          0

Thomson Kernaghan & Co. Ltd./(4)/    340,909             340,909          0

Total Shares                       4,532,800           4,556,609          0

____________
(1) Includes 25,000 shares of common stock underlying a warrant.
(2) Consists of 450,000 shares of common stock underlying a warrant.
(3) Consists of 99,000 shares of common stock underlying a warrant and 105,319 shares of common stock underlying a convertible note.
(4) Consists of 340,909 shares of common stock underlying a warrant.

                             PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

    . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    . an exchange distribution in accordance with the rules of the applicable exchange;

    .     privately negotiated transactions;

    .     short sales;

    . broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    .     a combination of any such methods of sale; and

    .     any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or in derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The financial statements of ebaseOne Corporation appearing in this S-1 Registration Statement have been audited by Hein + Associates, LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon the report given upon the authority of Hein + Associates, LLP, as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. beneficially own 3,757,101 shares of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, after we complete this offering, we will be required to file annual, quarterly, and current reports with the SEC.
We intend to furnish our common stockholders with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits. Whenever a reference is made in this prospectus to any material document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the document.

     You may read and copy our registration statement and all of its exhibits at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
EbaseOne Corporation (previously Prime Net Corporation)
Houston, Texas

We have audited the accompanying consolidated balance sheets of EbaseOne Corporation (previously Prime Net Corporation) as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EbaseOne Corporation (previously Prime Net Corporation) as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that EbaseOne Corporation (previously Prime Net Corporation) will continue as a going concern. As more fully discussed in Note 10 to the financial statements, the Company incurred losses of $2,188,185, $471,844, and $224,652 for the years ended September 30, 1999, 1998 and 1997, respectively. As a result of these losses, the Company's working capital position and ability to generate sufficient cash flows from operations to meet its operating and capital requirements have deteriorated. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Hein + Associates llp
Houston, Texas
October 25, 1999
(except for Note 14, as to which
the date is November 16, 1999)

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                          CONSOLIDATED BALANCE SHEETS


                                                                                                   September 30,
                                                                                     -----------------------------------------
                                                                                         1999                     1998
                                                                                     -----------------        ----------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                                           $   308,444               $ 152,282
 Accounts receivable, no allowance for doubtful accounts:
   Trade                                                                                  39,698                 126,851
   Employee                                                                                2,500                   1,700
 Other current assets                                                                          -                   2,378
                                                                                     -----------               ---------
     Total current assets                                                                350,642                 283,211
INVESTMENT IN MARKETABLE EQUITY SECURITIES, at market                                      6,000                       -
PROPERTY AND EQUIPMENT, net                                                              332,557                  81,131
OTHER ASSETS                                                                              11,940                   6,463
                                                                                     -----------               ---------
     Total assets                                                                    $   701,139               $ 370,805
                                                                                     ===========               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings                                                               $   110,000               $  -
 Current portion of long-term debt                                                        54,567                  26,173
 Current portion of capital lease obligation                                              19,319                   2,058
 Notes payable to stockholders                                                             5,000                  32,150
 Trade accounts payable                                                                  372,613                 132,854
 Accrued liabilities                                                                     113,637                  24,182
 Deferred revenue                                                                         73,907                       -
                                                                                     -----------               ---------
     Total current liabilities                                                           749,043                 217,417
LONG-TERM DEBT, net of current portion                                                   360,095                  30,583
CAPITAL LEASE OBLIGATION, net of current portion                                          56,020                   2,066
                                                                                     -----------               ---------
     Total liabilities                                                                 1,165,158                 250,066
COMMITMENTS AND CONTINGENCIES  (Notes 9 and 10)
STOCKHOLDERS' EQUITY (DEFICIT):
 Note receivable from stockholder                                                         (8,000)                      -
 Preferred stock, $.001 par value, 10,000,000 shares authorized; none issued                   -                       -
 Common stock subscribed (279,959 shares)                                                    280                       -
 Common stock, $.001 par value; 75,000,000 shares authorized; 34,697,704 and
  21,642,030 shares issued and outstanding at September 30, 1999 and 1998,
  respectively                                                                            34,698                  21,641
 Additional paid-in capital                                                            2,392,086                 797,296
 Accumulated deficit                                                                  (2,886,383)               (698,198)
 Accumulated other comprehensive income                                                    3,300                       -
                                                                                     -----------               ---------
     Total stockholders' equity (deficit)                                               (464,019)                120,739
                                                                                     -----------               ---------
Total Liabilities and Stockholders' Equity (Deficit)                                 $   701,139               $ 370,805
                                                                                     ===========               =========

      See accompanying notes to these consolidated financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Years Ended September 30,
                                           -------------------------------------------------------------------
                                                 1999                     1998                     1997
                                           -----------------       ------------------       ------------------

REVENUES                                   $   653,809              $   684,019              $    64,937

COST OF SALES                                  645,431                  438,503                   28,203
                                           -----------              -----------              -----------

GROSS PROFIT                                     8,378                  245,516                   36,734

GENERAL AND ADMINISTRATIVE EXPENSES          2,149,269                  700,192                  253,216

INTEREST, NET                                   47,294                   17,168                    8,170
                                           -----------              -----------              -----------

NET LOSS                                   $(2,188,185)             $  (471,844)             $  (224,652)
                                           ===========              ===========              ===========

NET LOSS PER SHARE - BASIC AND DILUTED     $      (.08)             $      (.03)             $      (.02)
                                           ===========              ===========              ===========

WEIGHTED AVERAGE NUMBER OF                  26,966,773               15,660,008               12,607,872
  COMMON SHARES OUTSTANDING                ===========              ===========              ===========


           See accompanying notes to these consolidated statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            AND COMPREHENSIVE INCOME
               PERIOD FROM OCTOBER 1, 1996 TO SEPTEMBER 30, 1999

                                                                              Common Stock
                                                             Note              Subscribed                 Common Stock
                                                          Receivable       -------------------    ---------------------------
                                                          Stockholder      Shares      Amount       Shares           Amount
                                                          ----------       ------      ------     ----------         --------
BALANCES, October 1, 1996 (restated)                       $  -                 -       $  -      11,505,280          $11,506
 Common stock issued for cash (restated)                      -                 -          -       1,725,795            1,725
 Exercise of warrants (restated)                              -                 -          -         479,388              479
 Net loss                                                     -                 -          -               -                -
                                                        -------           -------       ----      ----------          -------
BALANCES, September 30, 1997 (restated)                       -                 -          -      13,710,463           13,710
 Common stock issued for compensation (restated)              -                 -          -         119,851              120
 Common stock issued for cash (restated)                      -                 -          -         781,400              782
 Exercise of warrants (restated)                              -                 -          -       1,284,762            1,284
 Conversion of notes payable and related accrued              -                 -          -         441,554              442
  interest due to stockholders (restated)
 Issuance of common stock to acquire Vectron                  -                 -          -       5,304,000            5,304
 Net loss                                                     -                 -          -               -                -
                                                        -------           -------       ----      ----------          -------
BALANCES, September 30, 1998                                  -                 -          -      21,642,030           21,642
 Issuance of common stock to acquire Norske                   -                 -          -       6,307,357            6,307
 Common stock issued for services                             -                 -          -         113,636              114
 Conversion of accounts payable                               -           159,234        159         121,584              122
 Exercise of warrants                                         -                 -          -       2,876,322            2,876
 Common stock issued for compensation and cash           (8,000)                -          -         816,000              816
 Proceeds from sale of common stock                           -                 -          -       1,457,139            1,457
 Common stock issued for cash                                 -           120,725        121       1,363,636            1,364
 Warrants issued for consulting                               -                 -          -               -                -
 Warrants issued for compensation                             -                 -          -               -                -
 Comprehensive loss:
   Net loss                                                   -                 -          -               -                -
   Unrealized gain on marketable equity securities            -                 -          -               -                -
   Comprehensive loss                                         -                 -          -               -                -
                                                        -------           -------       ----      ----------          -------
BALANCES, September 30, 1999                            $(8,000)          279,959       $280      34,697,704          $34,698
                                                        =======           =======       ====      ==========          =======


                                                                                                    Accumulated
                                                                   Additional                          Other
                                                                    Paid in       Accumulated      Comprehensive
                                                                    Capital         Deficit           Income           Total
                                                                   ----------    ------------      -------------       -----
BALANCES, October 1, 1996 (restated)                               $   98,705    $    (1,702)              -         $   108,509
 Common stock issued for cash (restated)                              103,275              -               -             105,000
 Exercise of warrants (restated)                                       24,521              -               -              25,000
 Net loss                                                                   -       (224,652)              -            (224,652)
                                                                   ----------    -----------          ------         -----------
BALANCES, September 30, 1997 (restated)                               226,501       (226,354)              -              13,857
 Common stock issued for compensation (restated)                        6,107              -               -               6,227
 Common stock issued for cash (restated)                               33,218              -               -              34,000
 Exercise of warrants (restated)                                      100,690              -               -             101,974
 Conversion of notes payable and related accrued
  interest due to stockholders (restated)                              36,113              -               -              36,555
 Issuance of common stock to acquire Vectron                          394,666              -               -             399,970
 Net loss                                                                   -       (471,844)              -            (471,844)
                                                                   ----------    -----------          ------         -----------
BALANCES, September 30, 1998                                          797,295       (698,198)              -             120,739
 Issuance of common stock to acquire Norske                           632,758              -               -             639,065
 Common stock issued for services                                     119,795              -               -             119,909
 Conversion of accounts payable                                        43,619              -               -              43,900
 Exercise of warrants                                                  47,124              -               -              50,000
 Common stock issued for compensation and cash                         80,830              -               -              73,646
 Proceeds from sale of common stock                                   144,340              -               -             145,797
 Common stock issued for cash                                         411,997              -               -             413,482
 Warrants issued for consulting                                        36,567              -               -              36,567
 Warrants issued for compensation                                      77,761              -               -              77,761
 Comprehensive loss:
   Net loss                                                                 -     (2,188,185)              -          (2,188,185)
   Unrealized gain on marketable equity securities                          -              -           3,300               3,300
                                                                                                                     -----------
   Comprehensive loss                                                       -              -               -          (2,184,885)
                                                                   ----------    -----------          ------         -----------
BALANCES, September 30, 1999                                       $2,392,086    $(2,886,383)         $3,300         $  (464,019)
                                                                   ==========    ===========          ======         ===========

      See accompanying notes to these consolidated financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Years Ended September 30,
                                                                -------------------------------------------------------------------

                                                                         1999                      1998                     1997
                                                                ------------------        ------------------        ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $(2,188,185)                $(471,844)                $(224,652)
  Adjustments to reconcile net income to net cash used in
   operating activities:
     Depreciation                                                       54,022                    23,131                    17,715
     Bad debt expense                                                   20,178
     Common stock issued for compensation                               67,646                     6,227                         -
     Issuance of stock to retire accrued interest to
      stockholder                                                            -                     1,305                         -
     Common stock issued for services                                  240,706                         -                         -
     Warrant issued for compensation                                    77,761                         -                         -
     Warrant issued for consulting                                      36,567                         -                         -
     Changes in assets and liabilities:
      Accounts receivable                                               66,175                  (110,189)                   12,683
      Deferred revenue                                                  73,907                         -                         -
      Trade accounts payable                                           283,659                    96,173                    16,281
      Accrued liabilities                                               89,455                    24,182                      (500)
      Prepaid expenses                                                       -                    (7,673)                        -
      Other assets                                                      (3,099)                    6,637                    (7,374)
                                                                   -----------                 ---------                 ---------
       Net cash used in operating activities                        (1,181,208)                 (432,051)                 (185,847)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Furniture and equipment                                             (221,426)                  (57,438)                   (7,184)
  Purchase of marketable equity securities                              (2,700)                        -                         -
                                                                   -----------                 ---------                 ---------
       Net cash used in investing activities                          (224,126)                  (57,438)                   (7,184)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances on demand notes payable from stockholders                     5,000                    47,400                    20,000
  Advances on notes payable                                            617,605                   270,420                         -
  Repayments of notes payable                                         (181,849)                 (240,599)                  (20,007)
  Repayments of capital lease obligations                              (12,807)                   (1,723)                        -
  Proceeds from sale of common stock                                   444,482                    34,000                   105,000
  Issuance of common stock to acquire Vectron                                -                   399,970                         -
  Issuance of common stock to acquire Norske                           639,065                         -                         -
  Exercise of warrants                                                  50,000                   101,974                    25,000
                                                                   -----------                 ---------                 ---------
       Net cash provided by financing activities                     1,561,496                   611,442                   129,993
                                                                   -----------                 ---------                 ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       156,162                   121,953                   (63,038)
CASH AND CASH EQUIVALENTS, at beginning of year                        152,282                    30,329                    93,367
                                                                   -----------                 ---------                 ---------
Cash and Cash Equivalents, at end of year                          $   308,444                 $ 152,282                 $  30,329
                                                                   ===========                 =========                 =========
Supplemental Cash Flow Information:
  Cash paid for interest                                           $    43,522                 $  15,863                 $   8,220
                                                                   ===========                 =========                 =========
  Equipment acquired under capital leases                          $    84,022                 $   5,847                 $       -
                                                                   ===========                 =========                 =========
  Notes payable and accrued interest payable to
   stockholders converted to common stock                          $         -                 $  36,555                 $       -
                                                                   ===========                 =========                 =========
 Account payable converted to common stock                         $   43,900                  $       -                 $       -
                                                                   ===========                 =========                 =========
  Note received in exchange for common stock                       $     8,000                 $       -                 $       -
                                                                   ===========                 =========                 =========

      See accompanying notes to these consolidated financial statements.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

    Organization - Vectron, Inc. ("Vectron") was incorporated under the laws of Nevada on November 7, 1997. On August 18, 1998, Vectron acquired the majority of the outstanding common stock of Prime Net Corporation ("Prime Net") and changed its name to Synoptech Solutions Group, Inc. ("SSGI"). Norske Energy Corporation ("Norske") was incorporated under the laws of the state of Delaware on September 15, 1997. On April 22, 1999, Norske acquired all of the outstanding common stock of SSGI and changed its name to EbaseOne Corporation (referred to herein as the "Company"). Prime Net, a privately held corporation and operating subsidiary, was incorporated under the laws of the state of Texas in October 1990 to provide financial services in the small business arena. In October 1996, Prime Net began developing computer and business software solutions for small and mid-market companies. In September 1998, Prime Net's business model changed to begin the process of becoming a high tech business solutions firm while developing an applications data center. The Company is currently located in Houston, Texas. See Note 2 "Reverse Acquisitions." For accounting purposes, the acquisitions have been treated as reverse acquisitions. Accordingly, the historical financial statements prior to April 22, 1999 are those of Prime Net. No proforma information giving effect to these transactions has been presented since these transactions are accounted for as reverse acquisitions. No goodwill arose from these transactions, and all transaction costs were expensed as incurred.

    Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

    Revenue Recognition - Service revenue is recognized as the related services are provided to the customer. Revenue from product sales is recognized as product is delivered and the related services, to the extent applicable, are delivered.

    Property and Equipment - Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the term of the lease. Major improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations.

    Income Taxes - The Company accounts for income taxes on the liability method under which the amount of deferred income taxes is based upon the tax effects of the differences between the financial and income tax basis of the Company's assets and liabilities and operating loss carryforwards at the balance sheet date based upon existing laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:  (continued)

    Long-lived Assets - The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

    Cash Equivalents - For purposes of reporting cash flows, cash equivalents include highly liquid investments purchased with maturity of three months or less at the date of purchase.

    Concentration of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. Management does not believe a significant credit risk exists at September 30, 1999. The Company maintains deposits in banks which exceed, at times, the federal deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any possible deposit loss is minimal.

    Use of Estimates - The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income was equal to its net loss for the year ended September 30, 1998.

    Marketable Securities - The Company's marketable equity securities are accounted for as available for sale securities. Accordingly, the Company's marketable equity securities are stated at fair value, with unrealized gains and losses recognized in stockholders' equity. The Company records the purchases and sales of marketable securities and records realized gains and losses on the trade date. Realized gains or losses on the sale of securities are recognized on the specific identification method.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:  (continued)

    Earnings Per Share - Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is calculated under the treasury stock method and reflects the potential dilution that could occur if certain options were exercised. The dilutive effect of stock options was not calculated in 1999 and 1998 since the Company incurred a loss in those years.

2.  REVERSE ACQUISITION BY PRIME NET:

    On August 18, 1998, the shareholders of Prime Net approved a merger with Vectron (the "Merger"). After the completion of the Merger, Vectron changed its name to SSGI. Pursuant to the Merger Agreement, each outstanding share of common stock of Prime Net, par value $.01 per share, was converted to the right to receive .4699 shares of SSGI, par value $.01 per share. For financial statement purposes, Prime Net is considered the acquiring company, and this transaction has been treated as a purchase by Prime Net of SSGI. For legal purposes, however, SSGI remained the surviving entity. Therefore, the combined entity retained SSGI's capital structure, and the common stock transactions prior to the merger have been restated based upon the .4699 exchange ratio.

    In addition, SSGI assumed Prime Net's existing warrants issued in connection with certain services provided and various financing transactions. The number of shares subject to purchase under the warrant agreements was adjusted by multiplying the number of Prime Net warrant shares by the exchange ratio of .4699 shares. The exercise price of the warrants was adjusted by dividing the stated exercise price by the exchange ratio. At the conclusion of the Merger, the Company had 21,603,678 shares of common stock outstanding.

    On April 22, 1999, the stockholders of SSGI approved a merger with Norske (the "Second Merger"). Pursuant to the Second Merger Agreement, each outstanding share of common stock of SSGI, par value $.01 per share, was converted to the right to receive 4.08 shares of Norske, par value $.001 per share. For financial statement purposes, SSGI is considered the acquiring company, and this transaction has been treated as a purchase by SSGI of Norske. For legal purposes, however, Norske remained the surviving entity. Therefore, the combined entity retained Norske's capital structure, and the common stock transactions prior to the Second Merger have been restated based upon the 4.08 exchange ratio.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  REVERSE ACQUISITION BY PRIME NET:  (continued)

    In addition, Norske assumed SSGI's existing warrants issued in connection with certain services provided and various financing transactions. The number of shares subject to purchase under the warrant agreements was adjusted by multiplying the number of SSGI warrant shares by the exchange ratio of 4.08 shares. The exercise price of the warrants was adjusted by dividing the stated exercise price by the exchange ratio. After the completion of the Second Merger, Norske changed its name to EbaseOne Corporation. At the conclusion of the Second Merger, the Company had 33,220,432 shares of common stock outstanding.

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                            September 30,
                                 -----------------------------------
                                     1999                   1998
                                 ----------------       ------------
Furniture and fixtures           $ 104,660               $  49,042
Computer equipment                 259,004                 108,375
Equipment                           18,482                       -
Vehicles                            45,478                  26,915
Leasehold improvements              53,366                   6,912
                                 ---------               ---------
                                   480,990                 191,244
Accumulated depreciation          (148,433)               (110,113)
                                 ---------               ---------
                                 $ 332,557               $  81,131
                                 =========               =========

4.  SHORT-TERM BORROWINGS:

    At September 30, 1999 and 1998, short-term borrowings consisted of the following:

                                    1999           1998
                                 --------         -------
Revolving line of credit
 with a bank                     $ 50,000         $   -
Note payable to a company          60,000             -
                                 --------         -----
                                 $110,000         $   -
                                 ========         =====

    In October 1998, the Company obtained a $50,000 revolving line of credit ("Line of Credit") with a bank with a maturity date of October 29, 1999, collateralized by bank accounts at the bank. Interest is payable monthly at prime plus 1% (9.25% at September 30, 1999).

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  SHORT-TERM BORROWINGS:  (continued)

    During July 1999, the Company borrowed $60,000 from an entity, with interest at 10%. The note, which was due August 30, 1999, is unsecured and is currently in default. The entity is pursuing legal means to collect on this indebtedness.

5.  LONG-TERM DEBT:

    Long-term debt consisted of the following:

                                                                                      September 30,
                                                                     -------------------------------------------
                                                                              1999                     1998
                                                                     ------------------       ------------------

Demand note payable to a bank, due in monthly installments of
 $1,425 with interest of 9.50% through October 1999, and
 collateralized by furniture and equipment. This note is
 guaranteed by a significant stockholder of the Company.                       $    448                 $ 15,600
Note payable to a financial institution, due in monthly
 installments of $541 with interest of 7.70% through October
 2000, and collateralized by a vehicle.                                               -                   12,382
Note payable to a stockholder, due in monthly installments of
 $723 with interest of 9.50% through October 2002, and
 collateralized by equipment.                                                    23,107                   28,774
Notes payable to financial institutions due in monthly
 installments ranging from $239 to $1,147 with interest ranging from 7.95% to 21.03% through October 2004, collateralized by a
 vehicle, computer equipment, furniture and other equipment.                    292,107                        -
Convertible note payable to an individual. Principal and
 interest at 10% is due October 2000. The note is unsecured and is convertible into approximately 105,319 shares of the
 Company's common stock at any time before October 2002.                         99,000                        -
                                                                               --------                 --------
                                                                                414,662                   56,756
      Less current maturities                                                   (54,567)                 (26,173)
                                                                               --------                 --------
      Total long-term debt                                                     $360,095                 $ 30,583
                                                                               ========                 ========

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. LONG-TERM DEBT:  (continued)

   The following are scheduled maturities of notes payable at September 30, 1999:

     Years Ending
     September 30,                    Amount
     -------------                   --------
        2000                         $ 54,567
        2001                          161,570
        2002                           72,478
        2003                           75,834
        2004                           49,425
        Thereafter                        788
                                     --------
                                     $414,662
                                     ========
6. STOCKHOLDERS' EQUITY:

   Common Stock Subscribed - In September 1999, the Company received $113,482 and services totaling $29,000 for 279,959 shares of common stock. As of September 30, 1999, the shares have not been issued and have been accounted for as common stock subscribed.

   Stock Issuances - The Company sold 1,725,795 shares of common stock to various individuals during fiscal year 1997 for cash of $105,000. During 1997, warrants were exercised by a stockholder to purchase 479,388 shares of common stock at an exercise price of approximately $.05.

   The Company sold 781,400 shares of common stock to various individuals during fiscal year 1998 for cash of $34,000. During 1998, the Chairman of the Board and another stockholder each converted a note payable and accrued interest totaling $36,555 to 441,554 shares of common stock. The Company issued 119,852 shares of common stock to various individuals for services provided to the Company during fiscal 1998. During 1998, warrants were exercised by two stockholders to purchase 1,246,407 and 38,355 shares of stock at an exercise price of approximately $.08 and $.05, respectively.

   The net assets of Vectron, which totaled approximately $400,000 as of the merger date, and the 5,304,000 common shares of Vectron outstanding prior to the merger have been recorded as an increase in common stock and additional paid-in capital.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  STOCKHOLDERS' EQUITY:  (continued)

    The Company sold 1,729,815 shares of common stock to various individuals during fiscal year 1999 for cash of $467,482. During 1999, the Chief Financial Officer purchased 816,000 shares of common stock for $14,000. Compensation expense of $6,000 was recorded in connection with this transaction to reflect the sale of stock below fair value. The Company issued 121,584 shares of common stock to convert accounts payable totaling $43,900. One individual purchased 1,457,139 shares of common stock for $25,000. Consulting expense of $19,714 was recorded in connection with this transaction to reflect the sale of stock below fair value. During 1999, warrants were exercised by one stockholder to purchase 2,876,322 shares of common stock at an exercise price of approximately $.02.

    The net assets at Norske, which totaled approximately $639,065 as of the merger date, and the 6,307,357 common shares of Norske outstanding prior to the Merger have been recorded as an increase in common stock and additional paid-in capital.


7.  RELATED PARTY TRANSACTIONS:

    The Company had a convertible note payable to a stockholder of $20,000 as of September 30, 1997. The note accrued interest at 12% and was due on December 11,1997. This amount was convertible into 38,352 shares, as adjusted for the reverse acquisition. This note and the related accrued interest were converted to 77,222 shares of common stock in January 1998. This advance arose to fund operations. During March 1998, the Chairman of the Board advanced the Company $15,250 to fund operations. This note was converted into 364,332 shares of common stock in August 1998.

    The Company had unsecured notes payable to the Chairman of the Board and another stockholder of $32,150 as of September 30, 1998, which accrue interest at 6%. This amount was funded in several advances, which amounts and related accrued interest are due on demand. These advances arose to fund operating expenses. As of September 30, 1999, the notes have been paid in full.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  RELATED PARTY TRANSACTIONS:  (continued)

    The Company had an unsecured note payable to a stockholder of $5,000 as of September 30, 1999, which accrues interest at 6% and is due on demand.

    The Company had a note payable to a stockholder of $23,107 as of September 30, 1999 (see Note 5).

    The Company's former Chief Executive Officer assigned a warrant to acquire 1,020,000 shares of its common stock at $.125 per share to an attorney for services provided to the Company.

8.  INCOME TAXES:

    There were no material deferred tax assets and liabilities as of September 30, 1999, 1998 and 1997, with the exception of the Company's net operating loss carryforwards ("NOLs"). The Company has provided a valuation allowance in the full amount of its net deferred tax asset totaling $874,000 and $179,000 at September 30, 1999 and 1998, respectively.

    As of September 30, 1999, the Company has NOLs of approximately $2,708,000 which begin to expire in 2009. Future utilization of the NOLs may be limited by changes in the ownership of the Company under section 382 of the Internal Revenue Code.


9.  COMMITMENTS AND CONTINGENCIES:

    Lease Commitments - The Company is obligated under capital leases for equipment which expire on various dates throughout 2003. The carrying value of the leased equipment and related accumulated amortization included in equipment is as follows:

                                                  September 30,
                                         ----------------------------------
                                           1999                    1998
                                         -----------------       ----------

Equipment                                $ 90,263                 $ 6,241
Less accumulated amortization             (11,942)                 (1,144)
                                         --------                 -------
                                         $ 78,321                 $ 5,097
                                         ========                 =======

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  COMMITMENTS AND CONTINGENCIES:  (continued)

    The future minimum lease payments under the Company's capital leases at September 30, 1999 are as follows:

Years Ending September 30,
--------------------------
       2000                       $ 29,982
       2001                         27,620
       2002                         27,620
       2003                         12,909
                                  --------
Total                               98,131
Less: amount representing
      interest                     (22,792)
                                  --------
                                    75,339
Less current portion               (19,319)
                                  --------
Capital lease obligations,
 net of current portion           $ 56,020
                                  ========

    The Company leases office space and certain equipment under operating leases which expire on various dates through 2002. Rent expense was $160,098, $118,000 and $57,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

    Future minimum lease payments under noncancellable leases with terms in excess of one year are as follows:

Years Ending September 30,        Operating Leases
--------------------------        ----------------
          2000                        $150,305
          2001                         140,057
          2002                          77,464
                                      --------
                                      $367,826
                                      ========

    Contingencies - The Company is involved in two legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

    The Company has agreed to repurchase hardware from a customer and refund software costs. Management estimates the range of loss to be $0 to $75,000; no amount has been accrued at September 30, 1999.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  MANAGEMENT'S PLANS:

    The Company's losses for the years ended September 30, 1999, 1998 and 1997 amounted to approximately $2,188,000, $472,000, and $225,000, respectively. As a result of these losses, the Company's working capital position and ability to generate sufficient cash flows from operations to meet its operating and capital requirements have deteriorated. These matters raise substantial doubt about the Company's ability to continue as a going concern without a substantial infusion of equity capital and ultimately achieving profitable operations. The Company is pursuing other sources of financing, but there is no assurance any other source of financing will be available.

    The losses incurred during the fiscal years ended September 30, 1999 and 1998 are the result of the Company changing its core business. In October 1996, the Company began developing computer and business software solutions for small and mid-market companies. In September 1998, the Company started to evolve into an Application Service Provider ("ASP") and plans to begin leasing software applications in the fiscal year ended September 30, 2000. The financial statements do not include any adjustments that might result from these uncertainties.

11.  STOCK OPTIONS AND WARRANTS:

    Options - The Company's stock option plan (the "Plan") authorizes the grant of options to purchase a maximum of 5,000,000 shares of common stock. The Plan provides for the issuance of incentive stock options or non-statutory stock options, as defined by the Internal Revenue Code. Pursuant to the terms of the Plan, the exercise price of incentive stock options must not be less than 100% of the fair market value of the shares of stock on the date the option is granted or the aggregate par value of the shares of stock on the date the option is granted. In the case of any 10% stockholder, the exercise price of incentive stock options shall not be less than 110% of the fair market value of the stock on the date the incentive option is granted. The exercise price of non-statutory options may be any amount equal to or greater than the par value of the shares of stock on the date the option is granted. Vesting terms vary from immediate at date of grant to five years from date of grant. The Compensation Committee of the Board of Directors determines the vesting period of each grant. Options have a 10-year life from the date of grant.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTIONS AND WARRANTS:  (continued)

    Transactions with regard to incentive options issued pursuant to the Plan are as follows:

                                                                  WEIGHTED
                                                                   AVERAGE
                                       TOTAL SHARES                 PRICE
                                       UNDER OPTION               PER SHARE
                                       ------------              -------------
Balance - October 1, 1998                       -                   $  -
    Granted                               741,700                    .40
    Canceled                             (275,400)                   .25
    Exercised                                   -                      -
                                         --------
Balance - September 30, 1999              466,300                   $.44
                                         ========

    As of September 30, 1999, an aggregate of 466,300 incentive stock options have been issued and are exercisable at option prices ranging from $.25 to $1.00 per share. The weighted average fair market value on the date of grant was $.01 per share, the weighted average remaining contract life of these options is 9.52 years, and the weighted average exercise price is $.49 per share.

    As of September 30, 1999, 100,000 non-qualified stock options have been issued and are exercisable at option prices ranging from $2.00 to $4.00 per share. These options had no fair market value on the date of grant. The weighted average contract life of these options is 7.31 years, and the weighted average exercise price is $2.10 per share.

    Transactions with regard to non-qualified stock options issued are as follows:

                                                                  WEIGHTED
                                                                  AVERAGE
                                       TOTAL SHARES                PRICE
                                       UNDER OPTION               PER SHARE
                                       ------------             -----------
Balance - October 1, 1996                        -                  $   -
    Granted                                 26,000                   1.00
    Canceled                                     -                      -
    Exercised                                    -                      -
                                           -------
Balance -September 30, 1997                 26,000                   1.00
    Granted                                 74,000                   2.14
    Canceled                                     -                      -
    Exercised                                    -                      -
                                           -------
Balance - September 30, 1998               100,000                   2.10
    Granted                                      -                      -
    Canceled                                     -                      -
    Exercised                                    -                      -
                                           -------
Balance - September 30, 1999               100,000                   2.10
                                           =======

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS AND WARRANTS:  (continued)

    Warrants - In connection with the Merger with Vectron, the Company issued warrants to acquire 191,756 shares of common stock to a financing company, each of which entitles the holder to purchase one share of common stock at an exercise price of $.52 per share at any time prior to the expiration date of March 31, 2001. Prior to the Merger transaction, Vectron had issued warrants to acquire 1,632,000 shares of common stock, each of which entitles the holder to purchase one share of common stock at an exercise price of $.25 per share at any time prior to the expiration date of September 5, 2001. These warrants were issued in connection with the sale of Vectron common stock to certain individuals prior to the Merger.

    The Company issued a warrant to acquire 8,160,000 shares of common stock to the Company's former Chief Executive Officer at an exercise price of $.13 per share at any time prior to the expiration date on April 22, 2004. The Company issued a warrant to acquire 408,000 shares of common stock to the Company's current Chief Financial Officer at an exercise price of $.25 per share at any time prior to the expiration date of April 22, 2004. The Company issued a warrant to acquire 108,000 shares of common stock to the Chief Executive Officer at an exercise price of $.22 per share. The warrant may be exercised at any time prior to expiring at various dates through July 31, 2004. The Company issued a warrant to acquire 45,000 shares of common stock to one individual at an exercise price of $.22 per share at any time prior to expiration. The warrants expire at various times through September 30, 2004. Warrants were issued to an investor to purchase 340,909 shares of common stock at an exercise price of $.41 per share at any time prior to August 31, 2002. These warrants were issued in connection with the sale of common stock. The Company issued warrants to acquire 6,000,000 shares of common stock to the Chief Executive Officer at an exercise price ranging from $.38 to $1.00 per share vesting monthly over 24 months. The warrants expire August 11, 2004. The Company issued warrants to acquire 4,000,000 shares of common stock to the Company's Chief Executive Officer at an exercise price ranging from $1.50 to $3.00 per share, vesting once certain performance objectives are achieved. The warrants expire August 11, 2006. The Company issued a warrant to acquire 1,000,000 shares of common stock to the former Chief Executive Officer at an exercise price of $.38 per share, vesting monthly over 24 months. The warrant expires August 11, 2004. The Company issued warrants to acquire 2,000,000 shares of common stock to the former Chief Executive Officer at an exercise price ranging from $1.50 to $3.00 per share, vesting once certain performance objectives are achieved. The warrants expire August 11, 2006.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS AND WARRANTS:  (continued)

    The following table summarizes information about warrants outstanding at September 30, 1999:

                         Options Outstanding                                               Options Exercisable
---------------------------------------------------------------------------------     -------------------------------
                                                                       Weighted-
                                          Weighted-                  Average Fair
                                           Average       Weighted-      Market                            Weighted-
   Range of                Number          Remaining      Average      Value on           Number           Average
   Exercise              Outstanding      Contractual    Exercise      Date of          Exercisable       Exercise
    Price                at 9/30/99           Life         Price        Grant            at 9/30/99         Price
--------------           -----------    -------------    --------    -----------       ------------       --------
$.07 to $.50              15,885,665    3.40 years       $ .23          $.03            12,135,664          $ .19
$1.00 to $3.00             8,000,000    6.03              1.94           .02                83,333           1.00
                          ----------                                                    ----------
                          23,885,665    4.29               .81           .02            12,218,997            .20
                          ==========                                                    ==========


    Subsequent to September 30, 1999, the former Chief Executive Officer canceled warrants to acquire 3,000,000 shares of common stock and was issued a warrant to acquire 1,000,000 shares of common stock at an exercise price of $2.125, vesting monthly over 24 months. The warrant expires October 27, 2004.

    Transactions with regard to warrants are as follows:

                                                              WEIGHTED
                                                               AVERAGE
                                  TOTAL                        PRICE
                                 WARRANTS                     PER SHARE
                                 ----------                   ---------
Balance - October 1, 1997                 -                       $  -
  Granted                         4,815,131                        .16
  Canceled                                -                          -
  Exercised                               -                          -
                                 ----------
Balance - September 30, 1998      4,815,131                        .16
  Granted                        22,061,909                        .85
  Canceled                         (115,053)                       .43
  Exercised                      (2,876,322)                       .07
                                 ----------
Balance - September 30, 1999     23,885,665                        .81
                                 ==========


    Compensation expense of $77,761 has been recognized in fiscal 1999 for various options and warrants issued to employees with exercise prices below the fair value of the Company's common stock on the date of grant. Consulting expense of $36,567 has been recognized in fiscal 1999 in connection with a warrant issued to a consultant. Fair value for this warrant was determined based upon the Black-Scholes option pricing model.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS AND WARRANTS:  (continued)

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," encourages but does not require companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123.

    The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in 1999 or 1998 for its stock option plans and warrants issued to employees, except as disclosed in the preceding paragraphs. Had compensation expense for the Company's stock-based compensation plans been determined based on fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                      1999                   1998                   1997
                               -----------------      -----------------      -----------------
Net loss
       As reported             $(2,188,185)             $(471,844)             $(224,652)
       Pro forma                (2,451,467)              (471,844)              (224,652)
Net loss per common share
       As reported             $      (.08)             $    (.03)             $    (.02)
     Pro forma                        (.09)                  (.03)                  (.02)


    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rates of 5.0% to 5.5%; volatility of 86.76% to 243.05% for 1999; no assumed dividend yield; and expected lives of 1.5 and 2 years.


12. CONCENTRATIONS OF CREDIT RISK:

    Sales by the Company to one customer, International Exhibition, Inc., were approximately $82,000 (12.5% of revenues) for the year ended September 30, 1999. Trade receivables from International Exhibition, Inc. amounted to $12,990 at September 30, 1999. No other customer accounted for a material portion of revenue or trade receivables.

                             EBASEONE CORPORATION
                      (PREVIOUSLY PRIME NET CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EMPLOYEE BENEFITS:

    In July 1999, the Company established a Profit Sharing/Retirement Plan which provides for an employee salary deferral contribution and Company contributions. Employees are permitted to contribute a percentage of their compensation as defined by the Plan documents. Contributions made by the Company are based on the Company's performance and are at the discretion of the Board of Directors. The Company made no contributions for the period ended September 30, 1999.


14. SUBSEQUENT EVENTS:

    Between October 2, 1999 and November 12, 1999, the Company issued 475,168 shares of common stock at $.94 per share for total proceeds of $445,921.

    On November 15, 1999 the Company executed an agreement whereby it agreed to issue 2,083,333 shares of common stock for $9,000,000, of which the Company received $6,000,000 ($5,481,200, net of transaction costs) and the remaining $3,000,000, net of transaction cost will be received on the second trading day following the date that the registration statement to be filed by the Company with the Securities Exchange Commission has been declared effective. In addition, the purchasers were issued two warrants each to acquire 416,666 shares of common stock at $5.18 per share. These warrants expire on November 15, 2004. A third adjustable warrant was issued to acquire common stock of the Company at an exercise price of $.001 per share based upon the following formula:

     2,083,333 X ($5.31 - Per Share Market Value) / Per Share Market Value

    The adjustable warrant expires on November 15, 2001.

    A warrant was also issued to the placement agent to acquire 450,000 shares of common stock at $5.18 per share. This warrant expires on November 15, 2004.

                               4,556,609 Shares



                             ebaseOne Corporation


                                 Common Stock



                             ____________________


                                  PROSPECTUS

                             ____________________




                             ____________________


                              ______________, 2000


                             ____________________

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The amended and restated articles of incorporation of ebaseOne limit the liability of directors to ebaseOne or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its stockholders.

     ebaseOne's amended articles of incorporation provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Delaware law. The amended and restated articles of incorporation include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


          SEC Registration Fee................  $10,134
          Printing and Engraving Expenses.....  *
          Legal Fees and Expenses.............  *
          Accounting Fees and Expenses........  *
          Miscellaneous.......................  *
                                                -------

          TOTAL...............................  $10,134
                                                =======

*    To be provided by amendment.

Item 26.  Recent Sales of Unregistered Securities

     As used herein, the term "accredited" is as defined in Rule 501(a)(3) promulgated under the Securities Act.

     In November 1999, seven accredited investors acquired 2,083,333 shares of common stock for an aggregate purchase price of $9 million, or $4.32 per share. In connection with the above issuance, the company issued three warrants to each of these investors, plus one other accredited investor, to purchase an aggregate of 1,283,330 shares of common stock at an exercise price of $5.18 per share, expiring November 2004. In addition, in connection with the above transaction, the company issued an adjustable warrant to issue shares of common stock at an exercise price of $0.001 per share expiring two years from the effective date of this registration statement. The number of shares issuable under the warrant is based on the market price of the common stock, and will not vest unless the stock price is less than $5.31 per share. In October and November 1999, the company issued 475,168 shares of common stock and a warrant to purchase 25,000 shares of common stock at an exercise price of $2.25 per share expiring October 2002 for an aggregate purchase price of $445,922 to 18 accredited investors. In September 1999, the company issued 120,729 shares of common stock to four accredited investors at a purchase price of $0.94 per share. In September 1999, the company issued 131,118 shares of common stock to a accredited third party for services rendered from April 1999 through August 1999 at a value of approximately $0.25 per share. In August 1999, the company issued an aggregate of 113,636 shares of common stock to two accredited investors for services rendered valued at approximately $0.44 per share. The company believes the above transactions were exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act as privately negotiated, isolated, non-recurring transactions to accredited investors not involving any public solicitation.

     In August 1999, the company issued an aggregate of 113,636 shares of common stock to two individuals for services rendered. In April and May 1999, the company issued an aggregate of 307,097 shares of common stock to 13 individuals for services rendered. The company believes the above transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, as the issuances were to sophisticated persons with specific knowledge of the company and with general expertise in financial and business matters that they were able to evaluate the merits and risks of an investment in the company.

     In April 1999, the company issued warrants to purchase 408,000 shares of common stock to an officer of the company at an exercise price of $2.125 per share for services rendered and issued 816,000 shares of common stock to the same officer for nominal consideration. In September and October 1999, the company issued warrants to two officers to purchase an aggregate of 153,000 shares of common stock at an exercise price of $.22 per share for services rendered from April 1999 through August 1999. In August 1999, the company issued warrants to purchase an aggregate of 10,000,000 shares of common stock to an officer and director of the company, with prices ranging from $0.38 to $5.00 per share for services rendered. In October 1999, the company issued warrants to purchase 1,000,000 shares of common stock to a director of the company at an exercise price of $2.125 per share for services rendered in November 1999, the company issued warrants to purchase 1,750,000 shares of common stock to two executive officers of the company at exercise prices ranging from $2.37 to $3.00 per share for services rendered. The company believes the above transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, as the issuances were to accredited investors and, and since the transactions were non-recurring and privately negotiated.

     In May 1999, the company issued warrants to purchase an aggregate of 10,391,758 shares at prices ranging from $0.125 to $0.50 per share in exchange for warrants held by nine former Synoptech Solutions warrant holders, all of which were accredited investors. In May 1999, the company issued an aggregate of 26,913,074 shares of company common stock 34 accredited investors in exchange for capital stock of Synoptech Solutions. The company believes the above transactions were exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act as privately negotiated, isolated, non-recurring transactions to accredited investors not involving any public solicitation.

     In May 1999, the company issued options pursuant to the employee's stock option plan to purchase an aggregate of 405,850 shares of common stock at purchase prices ranging from $.25 to $1.00 per share in exchange for options held by four former Synoptech Solutions option holders, all of which were employees of the company. From May 1999 to November 1999, the company issued options to purchase an aggregate of 631,300 shares of common stock at prices ranging from $.25 to $2.25 per share to 18 employees pursuant to the company's employee stock option plan. In September 1999, the company issued 10,000 shares of common stock at a purchase price of $1.00 per share to one employee pursuant to an exercise of such employee's stock option originally issued in May 1999. The company believes the above transactions were exempt from registration pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act.

     In August 1999, the company issued 1,363,636 shares of common stock and a warrant to purchase 340,909 shares of common stock at an exercise price of $0.40625 expiring August 2002 to one accredited investor for gross proceeds of $300,000. In April 1999, an aggregate of 3,500,000 shares of common stock were issued to 22 entities for an aggregate purchase price of $600,000. In July 1997, an aggregate of 115,000 shares of common stock were issued to four individuals for an aggregate purchase price of $50,000. The company believes the above transactions were exempt from registration pursuant to Rule 504 promulgated under Section 3(b) of the Securities Act.

Item 27.  Exhibits
                               INDEX TO EXHIBITS

Exhibit No.         Identification of Exhibit
-----------

2.1/(1)/            Exchange Agreement between Norske Energy Corporation and
                    Synoptech Solutions Group, Inc.
3.1/(1)/            Amended and Restated Articles of Incorporation
3.2/(1)/            By-Laws
4.1/(1)/            Form of Specimen of common stock
5.1/(2)/            Legal Opinion
10.1/(1)/           Employment Agreement of John Frazier Overstolz
10.2/(1)/           Employment Agreement of Charles W. Skamser
10.3/(1)/           Employment Agreement of Michael A. Sooley
10.4/(1)/           Employment Agreement of Scott Feuless
10.5/(1)/           1999 Stock Option Plan
10.6/(2)/           ASP License Agreement with SalesLogix Corporation
10.7/(2)/           Microsoft Direct Commercial Service License Agreement
21.1/(1)/           List of Subsidiaries
23.1/(1)/           Consent of Hein + Associates, LLP
23.2/(2)/           Consent of legal counsel
27.1/(1)/           Financial Data Schedule
___________________
(1)  Filed herewith.
(2)  To be filed by amendment.

Item 28.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the ____ day of November, 1999.

                                 EBASEONE CORPORATION


                                 By: //s//  CHARLES W. SKAMSER
                                   ___________________________________________
                                    CHARLES W. SKAMSER, Chief Executive Officer
                           _________________________

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                        Date
---------                           -----                        ----

//S// JOHN FRAZIER OVERSTOLZ    Chairman of the Board         November 22, 1999
----------------------------
JOHN FRAZIER OVERSTOLZ

//S// CHARLES W. SKAMSER        Chief Executive Officer,      November 22, 1999
----------------------------
CHARLES W. SKAMSER              President, and Director

//S// MICHAEL M. ROTOLO         Director                      November 22, 1999
----------------------------
MICHAEL M. ROTOLO

//S// ROBERT J. HORN            Chief Financial Officer,      November 22, 1999
----------------------------
ROBERT J. HORN                  Secretary and Treasurer

//S// MICHAEL A. SOOLEY         Chief Technology Officer      November 22, 1999
----------------------------
MICHAEL A. SOOLEY

//S// SCOTT FUELESS             Sr. Vice President of         November 22, 1999
----------------------------    Technology
SCOTT FEULESS